Filed Pursuant to Rule 424(b)(2)

Registration No. 333-135007

The information in this prospectus is incomplete and may be changed. We may not sell these securities until the prospectus is delivered in final form. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MAY 19, 2008

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated June 14, 2006)

$    00,000,000

HSBC HOLDINGS PLC

        % Subordinated Notes Due 2038

We are offering $ 00,000,000 principal amount of         % subordinated notes due 2038. HSBC Holdings plc will pay interest on the notes on June    and December    of each year, beginning on December     , 2008. The notes will bear interest at the rate of         % per year. The notes will mature on June     , 2038.

Application will be made to list the notes on the New York Stock Exchange in accordance with its rules.

The notes are unsecured subordinated debt securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

Per Note	Total
Public Offering Price(1)%	$
Underwriting Discount %	$
Proceeds to us (before expenses)%	$

(1)	Interest on the notes will accrue from May , 2008.

We may use this prospectus supplement and the attached prospectus in the initial sale of these notes. In addition, HSBC Securities (USA) Inc. or another of our affiliates may use this prospectus supplement and the attached prospectus in a market-making transaction in any of these notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this prospectus supplement and the attached prospectus is being used in a market-making transaction.

HSBC Securities (USA) Inc. may effect sales of notes in Canada and is an indirect subsidiary of HSBC Holdings plc. HSBC Holdings plc is a “related issuer” and may be a “connected issuer”, as such terms are defined in National Instrument 33-105 Underwriting Conflicts, of HSBC Securities (USA) Inc. Canadian investors should refer to the sub-heading “—Certain Relationships and Related Transactions” contained in “Plan of Distribution—Notice to Canadian Investors” for additional information.

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company on or about May     , 2008.

HSBC

The date of this prospectus supplement is May     , 2008

You should only rely on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the attached prospectus, as well as information we have previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

The distribution of this prospectus supplement and the attached prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the attached prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

FOR NEW HAMPSHIRE RESIDENTS ONLY: NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE

SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

There are certain restrictions on the distribution of this prospectus supplement and the accompanying prospectus, as set out in “Plan of Distribution”.

In connection with the issue of the notes, HSBC Securities (USA) Inc. or any person acting for it may over-allot or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on HSBC Securities (USA) Inc. or any agent of it to do this. Such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

This prospectus supplement and the accompanying prospectus has been prepared on the basis that all offers of notes will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the European Economic Area (“EEA”), from the requirement to produce a prospectus for offers of notes. Accordingly any person making or intending to make any offer within the EEA of notes which are the subject of the placement contemplated in this prospectus supplement and the accompanying prospectus should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor any of the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters which constitute the final placement of notes contemplated in this prospectus supplement and the accompanying prospectus.

CERTAIN DEFINITIONS AND PRESENTATION OF FINANCIAL AND OTHER DATA

Definitions

As used in this prospectus supplement and the attached prospectus, the terms “HSBC,” “we,” “us” and “our” refer to HSBC Holdings plc. “HSBC Group” and “Group” mean HSBC together with its subsidiary undertakings.

Presentation of Financial Information

Our consolidated Group financial statements and the separate financial statements of HSBC have been prepared in accordance with International Financial Reporting Standards (“IFRSs”), as endorsed by the European Union (“EU”). EU-endorsed IFRSs may differ from IFRSs as issued by the International Accounting Standards Board (“IASB”), if, at any point in time, new or amended IFRSs have not been endorsed by the EU. At December 31, 2007, there were no unendorsed standards effective for the year ended December 31, 2007 affecting these consolidated and separate financial statements, and there was no difference between IFRSs endorsed by the EU and IFRSs issued by the IASB in terms of their application to HSBC. Accordingly, HSBC’s financial statements for the year ended December 31, 2007 are prepared in accordance with IFRSs as issued by the IASB.

Information for 2003 has been prepared under previous HSBC policies in accordance with UK Generally Accepted Accounting Principles (“UK GAAP”), which are not comparable with IFRSs.

Unless otherwise stated, the information presented in this document has been prepared in accordance with IFRSs. See “Where You Can Obtain More Information About Us.” HSBC uses the US dollar as its presentation currency because the US dollar and currencies linked to it form the major currency bloc in which HSBC transacts its business.

Currency

In this prospectus supplement and the attached prospectus, all references to (i) “US dollars,” “US$,” “dollars” or “$” are to the lawful currency of the United States of America, (ii) “euro” or “€” are to the lawful currency of the participating Member States in the Third Stage of the European Economic and Monetary Union of the Treaty Establishing the European Community, as amended by the Treaty on European Union, (iii) “sterling,” “pounds sterling” or “£” are to the lawful currency of the United Kingdom and (iv) “Hong Kong dollars” are to the lawful currency of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”).

LIMITATIONS ON ENFORCEMENT OF US LAWS AGAINST US,

OUR MANAGEMENT AND OTHERS

We are an English public limited company. Most of our directors and executive officers (and certain experts named in this prospectus supplement and the accompanying prospectus or in documents incorporated herein by reference) are resident outside the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon these persons or to enforce against them or us in US courts judgments obtained in US courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our English solicitors, Cleary Gottlieb Steen & Hamilton LLP, that there is doubt as to enforceability in the English courts, in original actions or in actions for enforcement of judgments of US courts, of liabilities predicated solely upon the federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in the United Kingdom. The enforceability of any judgment in the United Kingdom will depend of the particular facts of the case in effect at the time.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements may be identified by the use of terms such as believes, expects, estimate, may, intends, plan, will, should or anticipates or the negative thereof or similar expressions, or by discussions of strategy. We have based the forward-looking statements on current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of their dates.

WHERE YOU CAN OBTAIN MORE INFORMATION ABOUT US

We have filed with the SEC a registration statement (the “Registration Statement”) on Form F-3 (No. 333-135007) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the notes offered by this prospectus supplement. As permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus omit certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to us or the notes, please refer to the Registration Statement, including its exhibits and the financial statements, notes and schedules filed as a part thereof. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. In addition, we file with the SEC annual reports and special reports, proxy statements and other information. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Documents filed with the SEC are also available to the public on the SEC’s internet site at http://www.sec.gov.

We are “incorporating by reference” in this prospectus supplement and the attached prospectus the information in the documents that we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the attached prospectus. We incorporate by reference in this prospectus supplement and the attached prospectus our Annual Report on Form 20-F for the year ended December 31, 2007.

In addition, all documents filed by us with the SEC pursuant to Sections 13(a), 13(c) or 15(d) of the US Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, to the extent expressly stated therein, certain Reports on Form 6-K furnished by us after the date of this prospectus supplement shall also be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus and to be a part hereof from the date of filing of such document.

You may request a copy of these documents at no cost to you by writing or telephoning us at either of the following addresses:

Group Company Secretary

HSBC Holdings plc

8 Canada Square

London E14 5HQ

England

Tel: +44-20-7991-8888

HSBC Holdings plc

c/o HSBC Bank USA, National Association

452 Fifth Avenue

New York, New York, 10018

Attn: Investor Affairs

Tel: +1-212-525-5000

DESCRIPTION OF NOTES

This section outlines the specific financial and legal terms of the notes that are more generally described under “Description of Subordinated Debt Securities” beginning on page 9 of the prospectus that is attached to this prospectus supplement. If anything described in this section is inconsistent with the terms described under “Description of Subordinated Debt Securities” in the attached prospectus, the terms described below shall prevail.

•	Title: % Subordinated Notes due 2038.

•	Total principal amount being issued: $ 00,000,000.

•	Minimum Denominations: The Notes will be issued only in registered form in minimum denominations of $100,000 and in integral multiples of $1,000 in excess thereof.

•	Issuance date: May , 2008.

•	Due date for principal: June , 2038.

•	Interest rate: % per annum.

•	Date interest starts accruing: May , 2008.

•	Interest due dates: Every June and December .

If we do not make a payment with respect to any notes on any relevant payment date, our obligations to make such payment will be deferred until (and the payment will not be due and payable until):

•	in the case of a payment of interest, the date on which a dividend is paid on any class of our share capital; and

•	in the case of a payment of principal, the first business day after the date that falls six months after the original payment date.

Failure by us to make any such payment prior to such deferred date will not constitute a default by us or allow any holder to sue us for such payment or take any other action. Each payment so deferred will accrue interest at the rate of         %. Any payment so deferred will not be treated as due for any purpose (including, without limitation, for the purpose of ascertaining whether or not an event of default has occurred) until the relevant deferred date.

•	First interest due date: December , 2008.

•

Ranking: The rights of holders of the notes will, in the event of our winding up, be subordinated in right of payment to claims of our depositors and all our other creditors other than claims which are by their terms, or are expressed to be, subordinated to the notes. The subordination provisions of the dated indenture, and to which the notes are subject, are governed by English law. Holders of the notes and the trustee, by their acceptance of the notes, will be deemed to have waived any right of set-off or counterclaim that they might otherwise have.

•	Convertible: No.

•

Payment of additional amounts: We will pay additional amounts in respect of the notes described under “Description of Subordinated Debt Securities—Additional Amounts” on page 15 of the attached prospectus.

•	Form of notes: The notes will be issued in the form of one or more global securities registered in the name of the nominee for and deposited with The Depository Trust Company.

•

Trading through DTC, Clearstream, Luxembourg and Euroclear: Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Banking, société anonyme, in Luxembourg (“Clearstream, Luxembourg”), customers and/or Euroclear Bank S.A./N.V. (“Euroclear”) participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

•	Listing: Application will be made to list the notes on the New York Stock Exchange in accordance with its rules.

•

Redemption: The notes are not redeemable, except as described under “Description of Subordinated Debt Securities—Redemption” on page 16 of the attached prospectus. The provisions for optional tax redemption described therein will apply to changes in tax treatment occurring after the issuance date. At maturity, the notes will be repaid at par.

•	Sinking fund: There is no sinking fund.

•	Trustee: We will issue the notes under an indenture with The Bank of New York, as trustee, entered into on December 10, 2002, which is referred to on pages 9 and 10 of the attached prospectus.

•	Net proceeds: The net proceeds will be $ , after the deduction of underwriting discounts and commissions and expenses payable by HSBC estimated to be $ .

•

Governing law and jurisdiction: Except as described above in “—Ranking”, the indenture and the notes are governed by New York law. Any legal proceedings arising out of or based upon the indenture or the notes may be instituted in any state or federal court in the Borough of Manhattan in New York City, New York.

HSBC HOLDINGS PLC

HSBC is one of the largest banking and financial services organizations in the world, with a market capitalization of US$198 billion at December 31, 2007. As at December 31, 2007, we had total assets of US$2,354 billion and total shareholders’ equity of US$128 billion. For the year ended December 31, 2007, our operating profit was US$23 billion on total operating income of US$88 billion. We are a strongly capitalized banking group with a total capital ratio of 13.6% and a tier 1 capital ratio of 9.3% as at December 31, 2007.

Through its subsidiaries and associates, HSBC provides a comprehensive range of banking and related financial services. Headquartered in London, HSBC operates through long-established businesses and has an international network of some 10,000 properties in 83 countries and territories in five geographical regions: Europe; Hong Kong; Rest of Asia-Pacific, including the Middle East and Africa; North America and Latin America. Within these regions, a comprehensive range of financial services is offered to personal, commercial, corporate, institutional, investment and private banking clients. Services are delivered primarily by domestic banks, typically with large retail deposit bases, and consumer finance operations. Taken together, the five largest customers of HSBC do not account for more than one per cent of HSBC’s income.

USE OF PROCEEDS

We will use the net proceeds from the sale of the notes to support our development and to strengthen further our capital base.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND

PREFERENCE SHARE DIVIDENDS

The ratios for us for the periods indicated, using financial information calculated in accordance with IFRSs and UK GAAP, are:

Ratio of Earnings to Combined Fixed Charges

	Year ended 31 December,
	2007	2006	2005	2004	2003
Ratios in accordance with IFRSs
Excluding interest on deposits	7.52	7.93	9.60	8.64	N/A
Including interest on deposits	1.34	1.41	1.59	1.86	N/A

Ratios in accordance with UK GAAP
Excluding interest on deposits	N/A	N/A	N/A	8.07	7.41
Including interest on deposits	N/A	N/A	N/A	1.81	1.80

Ratio of Earnings to Combined Fixed Charges and Preference Share Dividends

	Year ended 31 December,
	2007	2006	2005	2004	2003
Ratios in accordance with IFRSs
Excluding interest on deposits	6.96	7.22	9.16	8.64	N/A
Including interest on deposits	1.34	1.40	1.59	1.86	N/A

Ratios in accordance with UK GAAP
Excluding interest on deposits	N/A	N/A	N/A	8.07	7.41
Including interest on deposits	N/A	N/A	N/A	1.81	1.80

For the purpose of calculating the ratios of earnings to combined fixed charges, earnings consist of income from continuing operations before taxation and minority interests, plus fixed charges and after deduction of the unremitted pre-tax income of associated undertakings. Fixed charges consist of total interest expense, including or excluding interest on deposits, as appropriate, preference share dividends, as applicable, and the proportion of rental expense deemed representative of the interest factor. This includes interest expense arising on trading liabilities and liabilities designated at fair value under IFRSs.

See “Presentation of Financial Information” for more information on the presentation of our financial statements.

CONSOLIDATED CAPITALISATION AND INDEBTEDNESS OF HSBC HOLDINGS PLC

The following table shows the consolidated unaudited capitalisation indebtedness and share capital position of HSBC Holdings plc and our subsidiary undertakings as at December 31, 2007:

Issued and fully paid
US$m
Called up Share Capital
Ordinary shares (of nominal value US$0.50 each)	5,915

Preference shares (of nominal value US$0.01 each) 6.20% Non-Cumulative Dollar Preference Shares, Series A—aggregate redemption price	1,450

			Carrying amount
			US$m
		Subordinated Liabilities
		Undated Subordinated Loan Capital of Subsidiary Undertakings
US$	1,200m	Primary capital subordinated undated floating rate notes	1,207
US$	750m	Undated floating rate primary capital notes	750
US$	500m	Undated floating rate primary capital notes	500
US$	300m	Undated floating rate primary capital notes, Series 3	301
		Other undated subordinated liabilities less than US$200m	164

			2,922

		Subordinated Loan Capital of HSBC Holdings plc
	€2,000m	Callable subordinated floating rate notes 2014	2,905
US$	2,500m	6.5% subordinated notes 2037	2,495
US$	2,000m	6.5% subordinated notes 2036	2,058
	£900m	6.375% callable subordinated notes 2022	1,858
	€1,000m	5.375% subordinated notes 2012	1,488
US$	1,400m	5.25% subordinated notes 2012	1,413
	£650m	5.75% subordinated notes 2027	1,262
US$	1,000m	7.5% subordinated notes 2009	1,077
	€700m	3.625% callable subordinated notes 2020	922
US$	750m	Callable subordinated floating rate notes 2016	750
US$	750m	Callable subordinated floating rate notes 2015	750
	£250m	9.875% subordinated bonds 2018	619
US$	488m	7.625% subordinated notes 2032	609
	€300m	5.5% subordinated notes 2009	457
US$	222m	7.35% subordinated notes 2032	268

			18,931

		Subordinated Loan Capital of Subsidiary Undertakings
	€1,400m	5.3687% non-cumulative step-up perpetual preferred securities*	2,018
	£700m	5.844% non-cumulative step-up perpetual preferred securities	1,404
US$	1,350m	9.547% non-cumulative step-up perpetual preferred securities, Series 1*	1,335
	£600m	4.75% subordinated notes 2046	1,186
	€800m	Callable subordinated floating rate notes 2016	1,176
US$	1,250m	4.61% non-cumulative step-up perpetual preferred securities*	1,130
	€750m	5.13% non-cumulative step-up perpetual preferred securities*	1,039
US$	1,000m	4.625% subordinated notes 2014	1,001
	£500m	8.208% non-cumulative step-up perpetual preferred securities*	996

			Carrying amount
			US$m
US$	1,000m	5.911% trust preferred securities 2035	992
US$	1,000m	5.875% subordinated notes 2034	990
	£500m	5.375% subordinated notes 2033	931
	£500m	4.75% callable subordinated notes 2020	931
US$	900m	10.176% non-cumulative step-up perpetual preferred securities, Series 2*	900
	€600m	4.25% callable subordinated notes 2016	881
	€600m	8.03% non-cumulative step-up perpetual preferred securities*	878
	£350m	Callable subordinated variable coupon notes 2017	712
	€500m	Callable subordinated floating rate notes 2020	676
	£350m	5% callable subordinated notes 2023	672
US$	750m	5.625% subordinated notes 2035	653
	£350m	5.375% callable subordinated step-up notes 2030	652
	£300m	6.5% subordinated notes 2023	598
	£300m	5.862% non-cumulative step-up perpetual preferred securities	558
US$	500m	6.00% subordinated notes 2017	498
US$	450m	Callable subordinated floating rate notes 2016	448
	£225m	6.25% subordinated notes 2041	447
CAD	400m	4.80% subordinated notes 2022	389
US$	300m	7.65% subordinated notes 2025	359
BRL	608m	Subordinated debentures 2008	341
US$	300m	6.95% subordinated notes 2011	325
US$	300m	Callable subordinated floating rate notes 2017	299
BRL	500m	Subordinated certificate of deposit 2016	281
US$	250m	5.875% subordinated notes 2008	248
US$	250m	7.20% subordinated notes 2097	218
CAD	200m	4.94% subordinated debentures 2021	207
US$	200m	7.75% subordinated notes 2009	202
US$	200m	7.808% capital securities 2026	200
US$	200m	8.38% capital securities 2027	200
US$	200m	6.625% subordinated notes 2009	199
		Other subordinated liabilities less than US$200m	3,371

			30,541

		Minority Interests
US$	575m	6.36% non-cumulative preferred stock, Series B	559
US$	518m	Floating rate non-cumulative preferred stock, Series F	518
US$	374m	Floating rate non-cumulative preferred stock, Series G	374
US$	374m	6.5% non-cumulative preferred stock, Series H	374
		Other preference shares issued by subsidiary undertakings less than US$200m	656

			2,481

Notes:

(1)	The authorized ordinary share capital of HSBC Holdings plc as at 31 December 2007 was US$7,500 million divided into 15,000 million ordinary shares of US$0.50 each, and £301,500 divided into 301,500 non-voting deferred shares of £1 each. At 31 December 2007, the authorized preference share capital of HSBC Holdings plc was 10 million non-cumulative preference shares of US$0.01 each, 10 million non-cumulative preference shares of £0.01 each and 10 million non-cumulative preference shares of €0.01 each.

(2)	The £700 million 5.844% non-cumulative step-up perpetual preferred securities and the £300m 5.862% non-cumulative step-up perpetual preferred securities each have the benefit of a subordinated guarantee of HSBC Bank plc. The other non-cumulative step-up perpetual preferred securities (* above) each have the benefit of a subordinated guarantee of HSBC Holdings plc. None of the other above consolidated loan capital is secured or guaranteed. No account has been taken of liabilities or guarantees between undertakings within the Group, comprising HSBC Holdings plc and its subsidiary undertakings.

(3)	HSBC Holdings plc has no convertible or exchangeable bonds in issue.

(4)	The HSBC Group has prepared its consolidated financial statements in accordance with IFRSs. The HSBC Group has adopted the “Amendment to IAS39: The Fair Value Option”. As a result, US$27,575 million of the subordinated loan capital above is designated at fair value.

(5)	On 16 January 2008, HSBC Holdings plc paid its third interim dividend for 2007. Ordinary shares with a value of US$614 million were issued to those existing shareholders who had elected to receive new shares at market value in lieu of cash.

(6)	On 14 March 2008, HSBC Bank Australia Limited issued AUD42m Subordinated Floating Rate MTNs due March 2018.

(7)	On 19 March 2008, HSBC Holdings plc issued EUR1,000m 6.25% Subordinated Notes due 2018.

(8)	On 7 April 2008, HSBC Holdings plc issued GBP350m 7% Subordinated Notes due 2038.

(9)	On 9 April 2008, HSBC Holdings plc issued US$2,200m 8.125% Perpetual Subordinated Capital Securities.

(10)	On 7 May 2008, HSBC Holdings plc paid its fourth interim dividend for 2007. Ordinary shares with a value of US$2,233 million were issued to those existing shareholders who had elected to receive new shares at market value in lieu of cash.

(11)	Since 31 December 2007, 3,154,663 ordinary shares of US$0.50 each have been allotted and issued as a result of the exercise of employee share options.

(12)	As at 31 December 2007, HSBC Holdings plc and its subsidiary undertakings had other indebtedness of US$2,166,456 million (including deposits by banks of US$132,181 million, customer accounts of US$1,096,140 million, trading liabilities of US$314,580 million, debt securities in issue of US$246,579 million, derivatives of US$183,393 million and other liabilities of US$193,583 million) and contingent liabilities and contractual commitments of US$842,676 million (comprising contingent liabilities of US$78,219 million, undrawn formal standby facilities, credit lines and other commitments to lend of one year and under of US$616,167 million and over one year of US$134,181million, and other commitments of US$14,109 million).

Save as disclosed in the above notes, there has been no material change in the authorised and issued share capital of HSBC Holdings plc or the loan capital, other indebtedness, contingent liabilities or third party guarantees of HSBC Holdings plc and its subsidiary undertakings since 31 December 2007.

The following exchange rates as at 31 December 2007 have been used in the table above:

US$1.00 = Hong Kong dollars 7.79830; €1.00 = US$1.47175; US$1.00 = Brazilian real 1.78170; £1.00 = US$2.00635; US$1.00 = Canadian dollars 0.98100.

TAXATION

This section discusses the material US federal income tax and UK tax consequences of an investment in the debt securities by certain beneficial holders thereof. This summary replaces, and should be read to supercede, the discussion of tax matters discussed in the section entitled “Taxation” in the attached prospectus. This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor. We have assumed that you are familiar with the tax rules applicable to investments in securities generally and with any special rules to which you may be subject. In particular, this discussion applies only to investors that beneficially hold debt securities as capital assets and, unless otherwise specified, does not address the tax treatment of investors that are subject to special rules, such as banks, insurance companies, dealers in securities or currencies, persons that control (directly or indirectly) 10 percent or more of our voting stock or who are otherwise connected with us for UK tax purposes, persons that elect mark-to-market treatment, persons that hold debt securities as a position in a straddle, conversion transaction, synthetic security, or other integrated financial transaction, and persons whose functional currency is not the US dollar.

The statements regarding US and UK tax laws and administrative practices set forth below are based on the laws in force and practices prevailing on the date of this prospectus supplement. These laws and practices are subject to change without notice. You should consult your own adviser as to the tax consequences of the purchase, ownership and disposition of debt securities in light of your particular circumstances, including the effect of any state, local or other national laws.

UK Taxation

This section discusses the material UK tax consequences of an investment in the debt securities by an Eligible US Holder. An “Eligible US Holder” is an investor that, at all material times: (i) qualifies for benefits under the income and capital gains tax convention (the “Treaty”) between the United States and the United Kingdom that was signed on 24 July 2001 (and amended by a Protocol signed on 19 July 2002); (ii) is a resident of the United States for the purposes of the Treaty; and (iii) is not resident or ordinarily resident in the United Kingdom for UK tax purposes.

Payments of Interest. References to “interest” in this section mean interest as understood in UK tax law. The statements in this section do not take account of any different definitions of interest that may prevail under any other law or which may be created by the terms and conditions of the debt securities or any related documentation. If debt securities are issued with a redemption premium, then any such premium may constitute interest for UK tax purposes and so be treated in the manner described below.

Payments of interest on debt securities will be exempt from withholding or deduction for or on account of UK tax under the provisions of UK tax law relating to “quoted Eurobonds” provided that the debt securities are listed and continue to be listed on a “recognised stock exchange” within the meaning of section 1005 of the Income Tax Act 2007. The New York Stock Exchange is currently recognised for these purposes.

In other cases, and in particular if the debt securities are not listed on a “recognised stock exchange”, interest would be paid after deduction of UK income tax at the rate, currently, of 20 per cent, although if you are an Eligible US Holder you should normally be eligible to recover in full any UK tax withheld from payments of interest to which you are beneficially entitled by making a claim under the Treaty. Alternatively, you may make such a claim in advance of a payment of interest whereupon HM Revenue & Customs (“HMRC”) may, if it accepts the claim, authorise subsequent payments to be made to you without withholding or deduction for or on account of UK income tax. Claims for repayment must be made within five years from the 31st of January next following the UK year of assessment to which the income relates and must be accompanied by the original statement showing the amount of income tax deducted that would have been provided by us when the interest payment was made. A year of assessment runs from 6th April in one calendar year to 5th April in the following calendar year.

Payments of interest on the debt securities will constitute UK source income for UK tax purposes and, as such, remain subject to UK tax by direct assessment even if paid without deduction or withholding for or on account of any UK tax. Debt securities acquired by individual investors, with accrued interest, may also be subject to special rules under the UK regime relating to “accrued income profits”, formerly known as the “accrued income scheme”. However, interest with a UK source that is paid without deduction or withholding for or on account of UK income tax will not be chargeable to UK tax in the hands of an Eligible US Holder (other than certain trustees), and the accrued income profit regime will not apply to such a holder who is an individual, if that holder does not carry on a trade, profession or vocation in the United Kingdom through a UK branch or agency in connection with which the interest is received or to which its holding of debt securities is attributable. Furthermore, there are exemptions for interest received through certain categories of UK agent (such as some brokers and investment managers).

Purchase, Sale and Retirement of Debt Securities. You as an Eligible US Holder will not be liable to UK taxation in relation to any profits or gains realised on the sale or other disposal or redemption of debt securities unless you carry on a trade, profession or vocation in the United Kingdom through a UK branch or agency (in the case of an individual holder) or a UK permanent establishment (in the case of a corporate holder) and such debt securities are or have been used or acquired for the purpose of such trade, profession or vocation, or such branch or agency or permanent establishment.

UK Stamp Taxes in Relation to Debt Securities. No UK Stamp Duty or Stamp Duty Reserve Tax is payable on the issue or the transfer of the debt securities.

EU Savings Directive. Under European Council Directive 2003/48/EC on the taxation of savings income, each Member State is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State; however, for a transitional period, Austria, Belgium and Luxembourg will instead apply a withholding system in relation to such payments, deducting tax at rates rising over time to 35 per cent, unless during such period they elect otherwise.

The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

A number of non-EU countries, and certain dependent or associated territories of certain Member States, have agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to an individual resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to an individual resident in one of those territories.

Other Provision of Information. Persons in the United Kingdom (i) paying interest to or receiving interest on behalf of another person who is an individual or (ii) paying amounts due on redemption of any debt securities which constitute deeply discounted securities as defined in Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 to or receiving such amounts on behalf of another person who is an individual, may be required to provide certain information to HMRC regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries.

UK Inheritance Tax in Relation to Debt Securities. A debt security held by an individual whose domicile is determined to be the United States for purposes of the Estate Tax Treaty (as that term is defined in the attached prospectus) and who is not for such purposes a national of the United Kingdom will not, provided any US federal estate or gift tax chargeable has been paid, be subject to UK inheritance tax on the individual’s death or on a lifetime transfer of the debt security except in certain cases where the debt security (i) is comprised in a settlement (unless, at the time of the settlement, the settlor was domiciled in the United States and was not a national of the United Kingdom), (ii) is part of the business property of a UK permanent establishment of an enterprise, or (iii) pertains to a UK fixed base of an individual used for the performance of independent personal services. In such cases, the Estate Tax Treaty generally provides a credit against US federal tax liability for the amount of any tax paid in the United Kingdom in a case where the debt security is subject both to UK inheritance tax and to US federal estate or gift tax.

US Taxation

In general, a United States person who holds the debt securities or owns a beneficial interest in the debt securities generally will be subject to United States federal taxation. You are a United States person for U.S. federal income tax purposes if you are:

•	a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

•	a corporation, partnership or other entity organized under the laws of the United States or any political subdivision,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source or

•

a trust if (i) a United States court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions.

If you are a United States person, amounts denominated as interest on the debt securities generally will be subject to United States taxation as ordinary income, and you should expect to take such income into account in accordance with your normal method of tax accounting for interest. Under current United States federal income tax law, if you are not a United States person, the interest payments that you receive on the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below under “—U.S. Information Reporting and Backup Withholding”) of the United States Internal Revenue Service (the “IRS”) to establish that you are not a United States person.

Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest payments you receive if:

•	you are an insurance company carrying on a United States insurance business, within the meaning of the United States Internal Revenue Code of 1986, or

•

you have an office or other fixed place of business in the United States that receives the interest and you (i) earn the interest in the course of operating a banking, financing or similar business in the United States or (ii) are a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

If you are not a United States person, any gain you realize on a sale or exchange of the debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States or

•

you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

US Information Reporting and Backup Withholding. The paying agent will be required to file information returns with the IRS with respect to payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

PLAN OF DISTRIBUTION

The underwriters named below have severally agreed, subject to the terms and conditions of the Purchase Agreement with us, dated the date of this prospectus supplement, to purchase the principal amount of notes set forth below opposite their respective names. The underwriters are committed to purchase all of such notes if any are purchased.

Underwriter	Principal Amount of Notes
HSBC Securities (USA) Inc.	$
Total	$

The underwriters propose to offer the notes in part directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and in part to certain securities dealers at such price less a concession of        % of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not to exceed        % of the principal amount of the notes to certain brokers and dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The purchase agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the notes sold pursuant to the purchase agreement if any of the notes are sold. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect thereof.

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the notes:

Securities and Exchange Commission registration fee	$
Printing expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$
Indentures’ Trustees’ fees and expenses	$

Total	$

Selling Restrictions

The notes are offered for sale only in jurisdictions where it is legal to make such offers. The offer and sale of the notes are subject to the following limitations. Neither the underwriters nor we have taken any action in any jurisdiction that would constitute a public offering of the notes, other than in the United States.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any notes may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of HSBC Securities (USA) Inc. for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for the publication by HSBC Holdings plc or any of the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this section, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has agreed to comply, to the best of its knowledge and belief, with all applicable laws and regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers notes or has in its possession or distributes this prospectus supplement and the accompanying prospectus or any such other material relating to the notes, in all cases at its own expense.

Listing

Application will be made to list the notes offered hereby on the New York Stock Exchange. The notes are a new issue of securities with no established trading market. The notes will not be fungible with the notes we issued pursuant to the prospectuses dated April 26, 2006, August 16, 2006, December 7, 2006, September 12, 2007 and October 18, 2007. The underwriters have advised us that the underwriters currently intend to make a market in the notes, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and may discontinue any such market-making at any time at their sole discretion. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, commercial and investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

In connection with the offering made hereby, the underwriters may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Short positions created by the underwriters involve the sale by the underwriters of a greater number of notes than they are required to purchase from us. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the notes. The underwriters may also impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the notes sold in the offering may be reclaimed by the underwriters if such notes are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange or otherwise.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued.

HSBC Securities (USA) Inc. is a wholly-owned indirect subsidiary of HSBC Holdings plc. Accordingly, the offering of the notes is being conducted in accordance with the applicable provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the “NASD”) regarding the underwriting of the securities of an affiliate. In accordance with such rules, an NASD member participating in the distribution of the notes is not permitted to confirm sales to accounts over which it exercises discretionary authority without prior specific written consent of the member’s customer.

HSBC Securities (USA) Inc. has no obligation to make a market in the notes and, if commenced, may discontinue its market-making activities at any time without notice, at its sole discretion. Furthermore, HSBC Securities (USA) Inc. may be required to discontinue its market-making activities during periods when we are seeking to sell certain of our securities or when HSBC Securities (USA) Inc., such as by means of its affiliation with us, learns of material non-public information relating to us. HSBC Securities (USA) Inc. would not be able to recommence its market-making activities until such sale has been completed or such information has become publicly available. It is not possible to forecast the impact, if any, that any such discontinuance may have on the market for the notes. Although other broker-dealers may make a market in the notes from time to time, there can be no assurance that any other broker-dealer will do so at any time when HSBC Securities (USA) Inc. discontinues its market-making activities. In addition, any such broker-dealer that is engaged in market-making activities may thereafter discontinue such activities at any time at its sole discretion.

It is expected that the delivery of the notes will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date hereof. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof will be required, by virtue of the fact that the notes will settle in T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Market Making Resales by Affiliates

This prospectus supplement together with the accompanying prospectus and your confirmation of sale may also be used by HSBC Securities (USA) Inc. in connection with offers and sales of the notes in market-making transaction at negotiated prices related to prevailing market prices at the time of sale. In a market-making transaction, HSBC Securities (USA) Inc. may resell a security it acquires from other holders after the original offering and sale of the notes. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, HSBC Securities (USA) Inc. may act as principal or agent, including as agent for the counterparty in a transaction in which HSBC Securities (USA) Inc. acts as principal, or as agent for both counterparties in a transaction in which

HSBC Securities (USA) Inc. does not act as principal. HSBC Securities (USA) Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other of our affiliates may also engage in transactions of this kind and may use this prospectus supplement and the accompanying prospectus for this purpose. Neither HSBC Securities (USA) Inc, nor any other of our affiliates has an obligation to make a market in the notes and may discontinue any market-making activities at any time without notice, in its sole discretion.

We do not expect to receive any proceeds from market-making transactions.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless we or our agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

NOTICE TO CANADIAN INVESTORS

The offering of the notes in Canada is being made solely by this prospectus supplement and the accompanying prospectus and any decision to purchase notes should be based solely on information contained in or incorporated by reference into these documents. No person has been authorized to give any information or to make any representations concerning this offering other than those contained in or incorporated by reference into these documents. These documents constitute an offering in Canada of the notes described herein only in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario and Quebec (the “Private Placement Provinces”).

Responsibility

Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any dealer as to the accuracy or completeness of the information contained in this prospectus supplement or the accompanying prospectus or any other information provided by HSBC Holdings plc in connection with the offering of the notes in Canada.

Resale Restrictions

The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that HSBC Holdings plc prepare and file a prospectus with the securities regulatory authorities in each of the Private Placement Provinces. Accordingly, any resale of the notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with the available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

HSBC Holdings plc is not a “reporting issuer”, as such term is defined under applicable Canadian securities laws, in any Private Placement Province or elsewhere in Canada. Canadian investors are advised that HSBC Holdings plc currently does not intend to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the notes to the public in any province or territory of Canada in connection with this offering.

Representations of Purchasers

Each purchaser of notes in Canada will be deemed to have represented to HSBC Holdings plc and any dealer who sells notes to such purchaser that: (a) the offer and sale of the notes was made exclusively through the final version of the prospectus supplement and the accompanying prospectus and was not made through an advertisement of the notes in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (b) such purchaser has reviewed and acknowledges the terms referred to above under “Resale Restrictions”; (c) where required by law, such purchaser is purchasing as principal for its own account and not as agent for the benefit of another person; and (d) such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is entitled under applicable Canadian securities laws to purchase such notes without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (i) in the case of a purchaser resident in a Private Placement Province other than Ontario, without the dealer having to be registered, (ii) in the case of a purchaser resident in British Columbia, Alberta, Saskatchewan, Manitoba or Quebec, such purchaser is an “accredited investor” as defined in section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions (“NI 45-106”); (iii) in the case of a purchaser resident in Ontario, such purchaser, or any ultimate purchaser for which such purchaser is acting as agent (1) is an “accredited investor”, other than an individual, as defined in NI 45-106 and is a person to which a dealer registered as an international dealer in Ontario may sell notes or (2) is an “accredited investor”, including an individual, as defined in NI 45-106 who is purchasing notes from a registered investment dealer within the meaning of section 98 of the Regulation to the Securities Act (Ontario).

In addition, each resident of Ontario who purchases notes will be deemed to have represented to HSBC Holdings plc and each dealer from whom a purchase confirmation is received, that such purchaser: (a) has been notified by HSBC Holdings plc (i) that HSBC Holdings plc is required to provide information (“personal information”) pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number and the number and value of any notes purchased), which Form 45-106F1 is required to be filed by HSBC Holdings plc under NI 45-106; (ii) that such personal information will be delivered to the Ontario Securities Commission (the “OSC”) in accordance with NI 45-106; (iii) that such personal information is being collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario; (iv) that such personal information is being collected for the purposes of the administration and enforcement of the securities legislation of Ontario; and (v) that the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Assistant to the Director of Corporate Finance at the OSC, Suite 1903, Box 5520 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-8086; and (b) has authorized the indirect collection of the personal information by the OSC. Further, the purchaser acknowledges that its name, address, telephone number and other specified information, including the number of notes it has purchased and the aggregate purchase price to the purchaser, may be disclosed to other Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable Canadian securities laws. By purchasing the notes, each Canadian purchaser consents to the disclosure of such information.

Certain Relationships and Related Transactions

HSBC Securities (USA) Inc. may effect sales of notes in Canada and is an indirect subsidiary of HSBC Holdings plc. HSBC Holdings plc is a “related issuer” and may be a “connected issuer” for the purposes of Canadian securities legislation. This relationship and other related matters are set forth in greater detail in this prospectus supplement and the accompanying prospectus. See “Plan of Distribution” in this prospectus supplement and the accompanying prospectus. Any decision of HSBC Securities (Canada) Inc. to act as dealer in respect of the notes will be made independently of its affiliates.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus supplement and the accompanying prospectus does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the notes and, in particular, does not address Canadian tax considerations. Canadian investors should consult their own legal and tax advisers with respect to the tax consequences of an investment in the notes in their particular circumstances and with respect to the eligibility of the notes for investment by such investor under relevant Canadian legislation and regulations. Canadian investors should likewise consult with their own legal and tax advisers concerning the foreign income tax consequence of an investment in the notes, if any.

Rights of Action for Damages or Recission

Securities legislation in certain of the Canadian Private Placement Provinces provides purchasers of securities with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where this prospectus supplement and the accompanying prospectus and any amendment to them contains a “Misrepresentation”. Where used herein, “Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make any statement not misleading in light of the circumstances in which it was made. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable securities legislation.

Ontario

Section 130.1 of the Securities Act (Ontario) provides that every purchaser of securities pursuant to an offering memorandum (such as this prospectus supplement and the accompanying prospectus) shall have a statutory right of action for damages or rescission against the issuer and any selling security holder in the event that the offering memorandum contains a Misrepresentation. A purchaser who purchases securities offered by the offering memorandum during the period of distribution has, without regard to whether the purchaser relied upon the Misrepresentation, a right of action for damages or, alternatively, while still the owner of the securities, for rescission against the issuer and any selling security holder provided that:

if the purchaser exercises its right of rescission, it shall cease to have a right of action for damages as against the issuer and the selling security holders, if any;

the issuer and the selling security holders, if any, will not be liable if they prove that the purchaser purchased the securities with knowledge of the Misrepresentation;

the issuer and the selling security holders, if any, will not be liable for all or any portion of damages that it proves do not represent the depreciation in value of the securities as a result of the Misrepresentation relied upon; and

in no case shall the amount recoverable exceed the price at which the securities were offered.

Section 138 of the Securities Act (Ontario) provides that no action shall be commenced to enforce these rights more than:

(a)	in the case of an action for rescission, 180 days from the day of the transaction that gave rise to the cause of action; or

(b)	in the case of an action for damages, the earlier of:

180 days from the day that the purchaser first had knowledge of the facts giving rise to the cause of action; or

three years from the day of the transaction that gave rise to the cause of action.

This prospectus supplement and the accompanying prospectus are being delivered in reliance on exemptions from the prospectus requirements contained under NI 45-106 (the “accredited investor” exemption). The rights referred to in section 130.1 of the Securities Act (Ontario) do not apply in respect of an offering memorandum (such as this prospectus supplement and the accompanying prospectus) delivered to a prospective purchaser in connection with a distribution made in reliance on the exemption from the prospectus requirement in section 2.3 of NI 45-106 if the prospective purchaser is:

(a)	a Canadian financial institution (as defined in NI 45-106) or a Schedule III bank,

(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada), or

(c)	a subsidiary of any person referred to in paragraphs (a) and (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary.

Enforcement of Legal Rights

All of HSBC Holdings plc’s directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon HSBC Holdings plc or such persons. All or a substantial portion of the assets of HSBC Holdings plc and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against HSBC Holdings plc or such persons in Canada or to enforce a judgment obtained in Canadian courts against HSBC Holdings plc or such persons outside of Canada.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les preséntes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières dècrites aux prèsentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout quis) soient rédigés en anglais seulement.

LEGAL OPINIONS

Certain legal matters in connection with the securities to be offered hereby will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, London, England, our US counsel and English solicitors and by Shearman & Sterling (London) LLP, London, England, US counsel and English solicitors for the underwriters.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements as at December 31, 2007 and December 31, 2006 and for each of the three years ended December 31, 2007, 2006 and 2005 appearing in our annual report on Form 20-F for the year ended December 31, 2007 have been incorporated by reference herein in reliance on the report of KPMG Audit Plc, independent registered public accounting firm and upon the authority of said firm as experts in accounting and auditing.

Prospectus

HSBC Holdings plc

Subordinated Debt Securities and Non-cumulative

Dollar-denominated Preference Shares

American Depositary Shares

HSBC Holdings plc may offer the following securities for sale through this prospectus:

•	subordinated debt securities; and

•	non-cumulative dollar-denominated preference shares of $0.01 nominal value each. The dollar preference shares will be represented by American depositary shares.

We will provide the specific terms of the securities that we are offering in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

This prospectus may not be used to consummate sales of debt securities or preference shares unless accompanied by a prospectus supplement.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES COMMISSION REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may use this prospectus in the initial sale of these securities. In addition, HSBC Securities (USA) Inc. or another of our affiliates may use this prospectus in a market-making transaction in any of these securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

The date of this prospectus is 14 June, 2006.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

This prospectus has been prepared on the basis that all offers of securities made pursuant to it will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the European Economic Area (“EEA”), from the requirement to produce a prospectus for offers of notes. Accordingly any person making or intending to make any offer within the EEA of securities pursuant to this prospectus should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer.

In connection with any issue of securities through this prospectus, a stabilising manager or any person acting for him may over-allot or effect transactions with a view to supporting the market price of such securities and any associated securities at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on the stabilising manager or any agent of his to do this. Such stabilising, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under the shelf registration process, we may sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities. The prospectus supplement may also add to or update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us”.

As used in this prospectus and in any prospectus supplement, the terms “HSBC Holdings” “we,” “us” and “our” refer to HSBC Holdings plc, and the terms “HSBC Group” and “HSBC” mean HSBC Holdings plc and its subsidiary undertakings. In addition, the term “IFRSs” means International Financial Reporting Standards, the term “UK GAAP” means generally accepted accounting principles in the United Kingdom and the term “US GAAP” means generally accepted accounting principles in the United States.

In this prospectus and any prospectus supplement, all references to (i) “US dollars,” “US$,” “dollars” or “$” are to the lawful currency of the United States of America, (ii) “euro” or “€” are to the lawful currency of the member states of the European Union that have adopted or adopt the single currency in accordance with the Treaty establishing the European Community, as amended, (iii) “sterling” “pounds sterling” or “£” are to the lawful currency of the United Kingdom and (iv) “Hong Kong dollars” or “HK$” are to the lawful currency of the Hong Kong Special Adminstrative Region of the People’s Republic of China (“Hong Kong SAR”).

PRESENTATION OF FINANCIAL INFORMATION

Our financial statements for the year ended 31 December 2005 were prepared for the first time in accordance with IFRSs. Moving to IFRSs has necessarily involved the application of a number of available exemptions which means that prior year figures in the financial statements are not fully comparable with those presented in respect of 2005. Details of HSBC’s transition to IFRSs are set out on page 332 of our 2005 Annual Report and Accounts on Form 20-F incorporated by reference herein. HSBC previously reported under UK

GAAP. As we are listed on the New York Stock Exchange, we also reconcile certain financial information to US GAAP, which differs in certain respects from IFRSs as explained and reconciled on page 375 of our 2005 Annual Report and Accounts. We use the US dollar as our reporting currency because the US dollar and currencies linked to it form the major currency bloc in which we transact our business.

LIMITATION ON ENFORCEMENT OF US LAWS AGAINST US,

OUR MANAGEMENT AND OTHERS

We are an English public limited company. Most of our directors and executive officers (and certain experts named in this prospectus or in documents incorporated herein by reference) are resident outside the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them or us in US courts judgments obtained in US courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our English solicitors, Cleary Gottlieb Steen & Hamilton LLP, that there is doubt as to enforceability in the English courts, in original actions or in actions for enforcement of judgments of US courts, of liabilities predicated solely upon the federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in the United Kingdom. The enforceability of any judgment in the United Kingdom will depend of the particular facts of the case in effect at the time.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual reports and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Documents filed with the SEC are also available to the public on the SEC’s internet site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” in this prospectus the information in the documents that we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference in this prospectus the documents listed below.

•	Annual Report on Form 20-F, as amended, for the year ended 31 December 2005;

•	any future Reports on Form 6-K that indicate they are incorporated into this registration statement; and

•

any future Annual Reports on Form 20-F that we may file with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), until we sell all of the securities that may be offered through this prospectus.

You may request a copy of these documents at no cost to you by writing or telephoning us at either of the following addresses:

Group Company Secretary

HSBC Holdings plc

8 Canada Square

London

E14 5HQ England

Tel: 011 (44-20) 7991-8888

c/o HSBC Bank USA, National Association

452 Fifth Avenue

New York, New York, 10018

Attn: Regional Compliance Officer

Tel: (212) 525-5000

We will provide to the trustee referred to under “Description of Subordinated Debt Securities” and the depositary referred to under “Description of ADSs” our annual reports, which will include a description of operations and annual audited consolidated financial statements prepared under IFRSs, together with a reconciliation of net income and shareholders’ equity to amounts under US GAAP. We will also furnish the trustee and the depositary with interim reports which will include unaudited interim consolidated financial information prepared under IFRSs and which may contain a reconciliation of net income and shareholders’ equity to US GAAP. The trustee and the depositary, as appropriate, shall make such reports available for inspection by holders at their respective corporate trust offices.

HSBC

HSBC Holdings, incorporated in England and Wales, together with its subsidiaries is one of the largest banking and financial services organizations in the world, with a market capitalization of US$182 billion at December 31, 2005. As at December 31, 2005, we had total assets of US$1,502 billion and total shareholders’ equity of US$92 billion. For year ended December 31, 2005, our operating profit was US$20 billion on total operating income of US$62 billion. We are a strongly capitalized banking group with a total capital ratio of 12.8% and a tier 1 capital ratio of 9.0% as at December 31, 2005.

Headquartered in London, we operate through long-established businesses and have an international network of over 9,800 properties in 76 countries and territories in five geographical regions: Europe; Hong Kong SAR; Rest of Asia-Pacific, including the Middle East and Africa; North America and South America. Within these regions, a comprehensive range of financial services is offered to personal, commercial, corporate, institutional, investment and private banking clients. Services are delivered primarily by domestic banks, typically with large retail deposit bases, and consumer finance operations. We manage our business through four customer groups: Personal Financial Services; Commercial Banking; Corporate, Investment Banking and Markets; and Private Banking. Personal Financial Services incorporates our consumer finance businesses, reflecting their increasing integration within mainstream financial services around the world. The largest of these is HSBC Finance Corporation, one of the leading consumer finance companies in the US.

The establishment in 1999 of HSBC as a uniform, international brand name ensured that the HSBC Group’s hexagon corporate symbol has become an increasingly familiar sight across the world.

Our largest and best-known subsidiaries and their principal countries of operation are:

• The Hongkong and Shanghai Banking Corporation Limited	Hong Kong SAR

• Hang Seng Bank Limited	Hong Kong SAR

• HSBC Bank plc	United Kingdom

• HSBC France	France

• HSBC Bank USA, National Association	United States

• HSBC Finance Corporation	United States

• HSBC México, S.A.	Mexico

• HSBC Bank Brasil S.A.-Banco Múltiplo	Brazil

• HSBC Private Bank (Suisse) S.A.	Switzerland

• The Bank of Bermuda Limited	Bermuda

USE OF PROCEEDS

Unless we otherwise disclose in the accompanying prospectus supplement, we will use the net proceeds from the sale of the securities to support the development of HSBC and to strengthen further the capital base of HSBC Holdings.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERENCE SHARE DIVIDENDS

The ratios for us for the periods indicated, using financial information calculated in accordance with IFRSs, UK GAAP and estimated financial information adjusted to reflect US GAAP, are:

Ratio of Earnings to Combined Fixed Charges

	Year ended 31 December,
	2005	2004	2003	2002	2001
Ratios in accordance with IFRSs
Excluding interest on deposits	9.60	8.64	N/A	N/A	N/A
Including interest on deposits	1.59	1.86	N/A	N/A	N/A
Ratios in accordance with UK GAAP
Excluding interest on deposits	N/A	8.07	7.41	6.57	4.90
Including interest on deposits	N/A	1.81	1.80	1.66	1.35
Ratios in accordance with US GAAP
Excluding interest on deposits	9.28	8.49	6.33	5.42	4.90
Including interest on deposits	1.57	1.85	1.67	1.53	1.34

Ratio of Earnings to Combined Fixed Charges and Preference Share Dividends

	Year ended 31 December,
	2005	2004	2003	2002	2001
Ratios in accordance with IFRSs
Excluding interest on deposits	9.16	8.64	N/A	N/A	N/A
Including interest on deposits	1.59	1.86	N/A	N/A	N/A
Ratios in accordance with UK GAAP
Excluding interest on deposits	N/A	8.07	7.41	6.57	4.90
Including interest on deposits	N/A	1.81	1.80	1.66	1.35
Ratios in accordance with US GAAP
Excluding interest on deposits	8.86	8.49	6.33	5.42	4.90
Including interest on deposits	1.56	1.85	1.67	1.53	1.34

For the purpose of calculating the ratios of earnings to combined fixed charges, earnings consist of income from continuing operations before taxation and minority interests, plus fixed charges and after deduction of the unremitted pre-tax income of associated undertakings. Fixed charges consist of total interest expense, including or excluding interest on deposits, as appropriate, preference share dividends, as applicable, and the proportion of rental expense deemed representative of the interest factor. This includes interest expense arising on trading liabilities and liabilities designated at fair value under IFRSs.

See “Presentation of Financial Information” for more information on the presentation of our financial statements.

CONSOLIDATED CAPITALISATION AND INDEBTEDNESS OF HSBC HOLDINGS PLC

The following table shows the consolidated unaudited capitalisation, indebtedness and share capital position of HSBC Holdings plc and our subsidiary undertakings as at 31 December 2005:

			Issued and fully paid
			US$m
		Called Up Share Capital
		Ordinary shares (of nominal value US$0.50 each)	5,667

		Preference shares (of nominal value US$0.01 each) 6.20% Non-Cumulative Dollar Preference Shares, Series A—aggregate redemption price	1,450

			Carrying amount
			US$m
		Subordinated Liabilities
		Undated Subordinated Loan Capital of Subsidiary Undertakings
US$	1,200m	Primary capital subordinated undated floating rate notes	1,207
US$	750m	Undated floating rate primary capital notes	752
US$	500m	Undated floating rate primary capital notes	502
US$	300m	Undated floating rate primary capital notes (Series 3)	302
	£150m	8.625% step-up undated subordinated notes	277
	£150m	9.25% step-up undated subordinated notes	268
		Other undated subordinated liabilities less than US$200m	156

			3,464

		Subordinated Loan Capital of HSBC Holdings plc
	€2,000m	Callable subordinated floating rate notes 2014	2,374
US$	1,400m	5.25% subordinated notes 2012	1,421
	€1,000m	5.375% subordinated notes 2012	1,322
	£650m	5.75% subordinated notes 2027	1,267
US$	1,000m	7.5% subordinated notes 2009	1,115
	€700m	3.625% callable subordinated notes 2020	831
US$	750m	Callable subordinated floating rate notes 2015	749
	£250m	9.875% subordinated bonds 2018	595
US$	488m	7.625% subordinated notes 2032	482
	€300m	5.5% subordinated notes 2009	390
US$	222m	7.35% subordinated notes 2032	219

			10,765

		Subordinated Loan Capital of Subsidiary Undertakings
	€1,400m	5.3687% Non-cumulative Step-up Perpetual Preferred Securities *	1,653
US$	1,350m	9.547% Non-cumulative Step-up Perpetual Preferred Securities, Series 1 *	1,350
US$	1,250m	4.61% Non-cumulative Step-up Perpetual Preferred Securities *	1,250
	£700m	5.844% Non-cumulative Step-up Perpetual Preferred Securities	1,205
US$	1,000m	5.875% subordinated notes 2034	1,017
US$	1,000m	4.625% subordinated notes 2014	997
US$	1,000m	5.911% trust preferred securities	990
	£500m	5.375% subordinated notes 2033	940
US$	900m	10.176% Non-cumulative Step-up Perpetual Preferred Securities, Series 2 *	900
	€750m	5.13% Non-cumulative Step-up Perpetual Preferred Securities *	885
	£500m	4.75% subordinated notes 2020	861
	£500m	8.208% Non-cumulative Step-up Perpetual Preferred Securities *	861
US$	750m	5.625% subordinated notes 2035	737

	€600m	4.25% callable subordinated notes 2016	731
	€600m	8.03% Non-cumulative Step-up Perpetual Preferred Securities *	708
	£350m	5.375% callable subordinated step-up notes 2030	647
	£350m	Callable subordinated variable coupon notes 2017	635
	£350m	5% callable subordinated notes 2023	613
	€500m	Callable subordinated floating rate notes 2020	588
	£300m	5.862% Non-cumulative Step-up Perpetual Preferred Securities	558
	£300m	6.5% subordinated notes 2023	509
US$	500m	7.625% subordinated notes 2006	507
	£225m	6.25% subordinated notes 2041	384
US$	300m	7.65% subordinated notes 2025	358
US$	300m	6.95% subordinated notes 2011	326
US$	300m	7% subordinated notes 2006	300
BRL	608m	Subordinated debentures 2008	261
US$	250m	5.875% subordinated notes 2008	240
US$	250m	7.20% subordinated notes 2097	216
US$	200m	7.75% subordinated notes due 2009	207
US$	200m	7.53% STOPS capital securities 2026	202
US$	200m	7.50% trust preferred securities 2031	202
US$	200m	8.25% trust preferred securities 2031	200
US$	200m	7.808% capital securities 2026	200
US$	200m	8.38% capital securities 2027	200
US$	200m	6.625% subordinated notes 2009	198
		Other subordinated liabilities less than US$200m	2,465

			25,101

		Minority Interests
US$	575m	6.36% non-cumulative preferred stock, Series B	559
US$	518m	Floating rate non-cumulative preferred stock, Series F	518
US$	374m	Floating rate non-cumulative preferred stock, Series G	374
		Other preference shares issued by subsidiary undertakings less than US$200m	725

			2,176

Notes:

(1)	The authorised ordinary share capital of HSBC Holdings plc as at 31 December 2005 was US$7,500 million divided into 15,000 million ordinary shares of US$0.50 each, and £301,500 divided into 301,500 non-voting deferred shares of £1 each. At 31 December 2005, the authorised preference share capital of HSBC Holdings plc was 10 million non-cumulative preference shares of US$0.01 each, 10 million non-cumulative preference shares of £0.01 each and 10 million non-cumulative preference shares of €0.01 each.

(2)	The £700 million 5.844% Non-Cumulative Step-up Perpetual Preferred Securities and the £300m 5.862% Non-Cumulative Step-up Perpetual Preferred Securities each have the benefit of a subordinated guarantee of HSBC Bank plc. The other Non-Cumulative Step-up Perpetual Preferred Securities (* above) each have the benefit of a subordinated guarantee of HSBC Holdings plc. None of the other above Consolidated Loan Capital is secured or guaranteed. No account has been taken of liabilities or guarantees between undertakings within the group, comprising HSBC Holdings plc and its subsidiary undertakings.

(3)	HSBC Holdings plc has no convertible or exchangeable bonds in issue.

(4)	From 1 January 2005 the HSBC Group has prepared its consolidated financial statements in accordance with IFRSs. The HSBC Group has adopted the “Amendment to IAS39: The Fair Value Option”. As a result, USD22,793 million of the subordinated loan capital above is designated at fair value.

(5)	On 19 January 2006, HSBC Holdings plc paid its third interim dividend for 2005. Ordinary shares with a value of US$392 million were issued to those existing shareholders who had elected to receive new shares at market value in lieu of cash.

(6)	On 13 March 2006, HSBC Finance Corporation called and redeemed the US$200 million Household Capital Trust VI 8.25% trust preferred securities 2031.

(7)	On 15 March 2006, HSBC Bank Canada issued CAD200 million 4.94% Series C debentures due 2021.

(8)	On 24 March 2006, HSBC Bank plc issued EUR800 million Callable Subordinated Floating Rate Notes due 2016 and GBP600 million 4.75% subordinated notes due 2046.

(9)	On 3 May 2006, HSBC Holdings plc issued US$900 million 6.5% subordinated notes due 2036.

(10)	On 11 May 2006, HSBC Holdings plc paid its fourth interim dividend for 2005. Ordinary shares with a value of US$1,542 million were issued to those existing shareholders who had elected to receive new shares at market value in lieu of cash.

(11)	On 19 May 2006, HSBC Bank Australia Limited issued A$200 million subordinated floating rate medium term notes due 2016.

(12)	On 26 May 2006, HSBC USA Inc. issued US$374 million 6.50% non-cumulative preferred stock, Series H.

(13)	Since 31 December 2005, 25,095,440 ordinary shares of US$0.50 each have been allotted and issued as a result of the exercise of employee share options and 3,749,468 ordinary shares of US$0.50 each have been allotted and issued following the exercise of purchase contracts by holders of the HSBC Finance Corporation 8.875% Adjustable Conversion-Rate Equity Security Units (the “Units”).

(14)	As at 31 December 2005, HSBC Holdings plc and its subsidiary undertakings had other indebtedness of US$1,364,414 million (including deposits by banks of US$69,727 million, customer accounts of US$739,419 million, trading liabilities of US$174,365 million, debt securities in issue of US$188,072 million, derivatives of US$74,036 million and other liabilities of US$118,795 million) and contingent liabilities and contractual commitments of US$699,268 million, comprising contingent liabilities of US$57,627 million and undrawn formal standby facilities, credit lines and other commitments to lend of one year and under of US$527,506 million and over one year of US$103,398 million, and other commitments of US$10,737 million. In addition, as at 31 December 2005, the HSBC Group provided guarantees and similar undertakings on behalf of both third party customers and other entities within the HSBC Group of US$57,627 million.

Save as disclosed in the above notes, there has been no material change in the authorised and issued share capital of HSBC Holdings plc or the loan capital, other indebtedness, contingent liabilities or third party guarantees of HSBC Holdings plc and its subsidiary undertakings since 31 December 2005.

The following exchange rates as at 31 December 2005 have been used in the table above:

US$1.00 = Hong Kong dollars 7.75400; €1.00 = US$1.18060; US$1.00 = Brazilian real 2.3265; £1.00 = US$1.72115.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

Debt securities offered through this prospectus will be issued under one of two indentures to be entered into between HSBC Holdings, as issuer, and The Bank of New York, as trustee. The dated debt securities will be issued under the indenture for dated debt securities and the undated securities will be issued under the indenture for undated debt securities. The following summary of certain provisions of the debt securities and the indentures and any such summary in any prospectus supplement do not purport to be complete and are subject to and are qualified by reference to, all the provisions of the debt securities and the relevant indenture. Defined terms used in this section but not otherwise defined in this prospectus have the meanings assigned to them in the relevant indenture.

General

The indentures do not limit the amount of debt securities that we may issue under them and provide that we may issue debt securities from time to time in one or more series.

The debt securities will be our direct and unsecured subordinated obligations. The debt securities of each series will rank pari passu among themselves, without any preference one over the other by reason of the date they were issued or otherwise.

Please refer to the prospectus supplement relating to the particular series of debt securities offered through this prospectus for the following terms, where applicable, of the debt securities:

•	whether such debt securities will be dated debt securities with a specified maturity date or undated debt securities with no specified maturity date;

•	the title and series of such debt securities;

•	the aggregate principal amount of such debt securities, and the limit, if any, on the aggregate principal amount of the debt securities of that series that may be issued under the relevant indenture;

•	the issue date or dates and the maturity date or dates, if any;

•	the rate or rates, at which such debt securities will bear interest or the method by which interest will be determined, and the dates and mechanics of payment of interest, including record dates;

•	any optional redemption terms;

•	whether such debt securities, if dated, are to be issued as discount securities and the terms and conditions of any such discount securities;

•	the place or places where any principal, premium or interest in respect of debt securities of the series shall be payable;

•

whether payments are subject to a condition that we are able to make such payment and remain able to pay our debts as they fall due and our assets continue to exceed our liabilities (other than subordinated liabilities), or a solvency condition;

•	whether there are any other conditions to which payments with respect to such debt securities are subject;

•	provisions, if any, for the discharge and defeasance of such dated debt securities;

•	the form in which such debt securities are to be issued;

•	if other than in authorised denominations, the denominations in which such debt securities will be issuable;

•

if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of the payment of such principal pursuant to the relevant indenture;

•	the currency in which such debt securities are to be denominated;

•	the currency in which payments on such debt securities will be made;

•

if payments on debt securities may be made in a currency other than US dollars, or a foreign currency or a foreign currency other than the foreign currency in which such debt securities are denominated or stated to be payable, the periods within which and the terms and conditions upon which such election may be made and the time and manner of determining the relevant exchange rate;

•

whether any debt securities of the series are to be issued as indexed securities and, if so the manner in which the principal of (and premium, if any, on) or interest thereon shall be determined and the amount payable upon acceleration under the relevant indenture and any other terms in respect thereof;

•	any restrictive covenants provided for with respect to such debt securities;

•	any other events of default;

•	provisions, if any, for the exchange or conversion of such debt securities; and

•	any other terms of the series.

Dated debt securities of any series may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates, may be redeemable at a premium, or may be otherwise designated by us as issued with original issue discount. We will discuss certain tax considerations that may be relevant to holders of such discount securities, undated or perpetual debt securities and debt securities providing for indexed, contingent or variable payments or payments in a currency other than the currency in which such debt securities are denominated in the prospectus supplement relating to such securities.

Debt securities and any coupons relating to such debt securities will become void unless presented for payment within ten years with respect to a payment of principal and premium, if any, and five years with respect to a payment of interest. All monies paid by us to a paying agent or the trustee for the payment of principal of (and premium, if any, on) or any interest on any debt security that remain unclaimed at the end of two years after such principal, premium, or interest shall have become due and payable will be repaid to us, and the holder of such debt security must look to us for payment thereof.

Form, Settlement and Clearance

General. Unless otherwise indicated in the applicable prospectus supplement, debt securities of a series will be issued only as a global security in bearer form and will be payable only in US dollars and title to this global security will pass by delivery. The form of the debt securities is described below, and references in this description to debt securities shall be to debt securities of such series and references to the global security and book-entry debt securities will be to the related global security and related book-entry debt securities.

The global security will be deposited on issue with a book-entry depositary, as appointed from time to time, which will hold the global security for the benefit of The Depository Trust Company or its nominee (“DTC”) and its participants pursuant to the terms a debt security deposit agreement among us, the book-entry depositary and the holders and beneficial owners from time to time of book-entry debt securities. Pursuant to the debt security deposit agreement, the book-entry depositary will issue one or more certificateless depositary interests which together will represent a 100 per cent interest in the underlying global security. These book-entry debt securities will be issued to DTC, which will operate a book-entry system for the book-entry debt securities.

Ownership of interests in the book-entry debt securities will be limited to persons that have accounts with DTC or persons that hold interests through such DTC participants. Ownership of book-entry debt securities will be shown on, and the transfer of such book-entry debt securities will be effected only through, records maintained by DTC and its participants. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability of such purchasers to own, transfer or pledge book-entry debt securities or interests therein.

As long as the book-entry depositary is the holder of the global security, the book-entry depositary or its nominee will be considered the sole holder of such global security for all purposes under the relevant indenture. Accordingly, each person owning an interest in a book-entry debt security must rely on the procedures of the book-entry depositary and DTC and on the procedures of the DTC Participant through which such person owns its interest to exercise any rights and obligations of a holder under the relevant indenture or the Deposit Agreement. See “—Action by Holders of Debt Securities”.

DTC has advised us that: DTC is a limited-purpose trust company organised under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerised book-entry changes in participants’ accounts thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organisations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Payments on the Global Debt Security. Payments of any amounts in respect of the global security will be made through a paying agent to the book-entry depositary. The book-entry depositary will pay this amount to DTC, which will distribute such payments to its Participants. All such payments will be distributed without deduction or withholding for any UK taxes or other governmental charges, or if any such deduction or withholding is required to be made under the provisions of any applicable UK law or regulation, then, except as described under “Additional Amounts,” such additional amounts will be paid as may be necessary in order that the net amounts received by any holder of the global security and by the owners of book-entry debt securities, after such deduction or withholding, will equal the net amounts that such holder and owners would have otherwise received in respect of the global security or book-entry debt securities, as the case may be, if such deduction or withholding had not been made. DTC, upon receipt of any such payment, will immediately credit participants’ accounts with payments in amounts proportionate to their respective ownership of book-entry debt securities, as shown on the records of DTC. We expect that payments by participants to owners of book-entry debt securities held through such participants will be governed by standing customer instructions and customary practices and will be the responsibility of such participants.

None of us, the trustee, the book-entry depositary or any their agents will have any responsibility or liability for any aspect of the records relating to or payments made by DTC on account of a participant’s ownership of interests in the book-entry debt securities or for maintaining, supervising or reviewing any records relating to a participant’s interests in book-entry debt securities.

Redemption. In the event the global security (or any portion thereof) is redeemed, the book-entry depositary will redeem, from the amount received by it in respect of the redemption of the global security, an equal amount of the book-entry debt securities. The redemption price payable in connection with the redemption of book-entry debt securities will be equal to the amount received by the book-entry depositary in connection with the redemption of the global security (or any part of a global security).

Action by Holders of Debt Securities. We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a book-entry debt security desires to give or take any action that a holder is entitled to give or take under the relevant indenture or the owner of a book-entry debt security is entitled to give or take under the deposit agreement, DTC would authorise the participants owning the relevant book-entry debt securities to give or take such action, and such participants would authorise indirect participants to give or take such action or would otherwise act upon the instructions of owners holding through them.

As soon as practicable after receipt by the book-entry depositary of notice of any solicitation of consents or request for a waiver or other action by the holders of debt securities, the book-entry depositary will mail to DTC a notice containing

•	such information as is contained in the notice received from us;

•

a statement that at the close of business on a specified record date DTC will be entitled, subject to the provisions of or governing the relevant book-entry debt securities or debt securities, to instruct the book-entry depositary as to the consent, waiver or other action, if any, pertaining to the debt securities; and

•	a statement as to the manner in which such instructions may be given.

Upon the written request of DTC, the book-entry depositary shall endeavor to take such action regarding the requested consent, waiver or other action in respect of the debt securities in accordance with any instructions set forth in such request. DTC is expected to follow the procedures described above with respect to soliciting instructions from its participants. The book-entry depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the debt security deposit agreement, the DTC agreement or the indenture.

Reports. The book-entry depositary will as promptly as practicable send to DTC a copy of any notices, reports and other communications received by it as holder of the debt securities from us or the trustee.

Amendment and Termination. The debt security deposit agreement may be amended by agreement between us and the book-entry depositary and the consent of DTC or the owners of book-entry debt securities shall not be required in connection with any amendment to the debt security deposit agreement

•	to cure any ambiguity, omission, defect or inconsistency in the debt security deposit agreement;

•	to add to our covenants and agreements or those of the book-entry depositary;

•	to evidence or effect the assignment of the book-entry depositary’s rights and duties to a qualified successor;

•

to comply with the US Securities Act of 1933, as amended, the Exchange Act, the US Investment Company Act of 1940, as amended, the Trust Indenture Act of 1940 or any other applicable law, rule or regulation; and

•	to modify, alter, amend or supplement the debt security deposit agreement in any other manner that is not adverse to DTC or the beneficial owners of book-entry debt securities.

No amendment that adversely affects DTC may be made to the debt security deposit agreement without the consent of DTC.

If we issue definitive debt securities in exchange for the entire global security, the book-entry depositary will surrender the global security against receipt of the definitive debt securities, distribute the definitive debt securities to the persons and in the amounts as specified by DTC and the debt security deposit agreement will terminate with respect to such series of debt securities. The debt security deposit agreement may also be terminated upon the resignation of the book-entry depositary if no successor has been appointed within 90 days as set forth under “—Resignation of Book-Entry Depositary” below. Any definitive debt securities will be issued in accordance with the provisions described under “—Definitive Debt Securities” below.

Resignation of Book-Entry Depositary. The book-entry depositary may at any time resign. If a successor depositary is appointed in accordance with the debt security deposit agreement, upon our request or request of the successor, the retiring book-entry depositary must, subject to certain conditions, deliver the global security to that successor. If no such successor has so agreed within 90 days, the book-entry depositary may petition court for the appointment of a successor unless definitive debt securities have been issued in accordance with the relevant indenture, DTC or the depositary.

Settlement. Initial settlement for the debt securities and settlement of any secondary market trades in the debt securities will be made in same-day funds. The book-entry debt securities will settle in DTC’s Same-Day Funds Settlement System.

Definitive Debt Securities. Owners of interests in the book-entry debt securities or debt securities will be entitled to receive definitive debt securities in registered form in respect of such interest if (1) (i) DTC notifies the book-entry depositary or the book-entry depositary notifies us in writing that it is unwilling to or unable to continue as a depositary for the book-entry debt securities of such series or the debt securities, as the case may be, or (ii) if at any time DTC ceases to be eligible as a “clearing agency” registered under the Exchange Act or we become aware of such ineligibility and, in either case, a successor is not appointed by the book-entry depositary within 90 days or (2) an Event of Default has occurred and is continuing and the registrar has received a request from the book-entry depositary or DTC, as the case may be or (3) the applicable prospective supplement provides otherwise with respect to a particular series. Unless otherwise indicated in the applicable prospectus supplement, definitive debt securities will not be issued in bearer form.

Unless otherwise indicated in the applicable prospectus supplement, definitive debt securities will be issued in denominations of $1,000 or integral multiples of $1,000 and will be issued in registered form. Such definitive debt securities shall be registered in the name or names of such person or persons as the book-entry depositary shall notify the trustee based on the instructions of DTC.

Payments

Any payments of interest and, in the case of dated debt securities, principal and premium (if any), on any particular series of debt securities will be made on such dates and, in the case of payments of interest, at such rate or rates, as are set forth in, or as are determined by the method of calculation described in, the prospectus supplement relating to the debt securities of such series.

Dated Debt Securities. Unless otherwise provided in a prospectus supplement relating to any series of dated debt securities, and subject also to the following paragraph, if we do not make a payment with respect to any dated debt securities on any relevant payment date, our obligation to make such payment will be deferred until (and the payment will not be due and payable until):

•	in the case of a payment of interest, the date on which a dividend is paid on any class of our share capital; and

•	in the case of a payment of principal, the first business day after the date that falls six months after the original payment date.

Failure by us to make any such payment prior to such deferred date will not constitute a default by us or allow any holder to sue us for such payment or take any other action. Each payment so deferred will accrue interest at the rate prevailing in accordance with the terms of such series of dated debt securities immediately before the original payment date for such payment. Any payment so deferred will not be treated as due for any purpose (including, without limitation, for the purposes of ascertaining whether or not an event of default has occurred) until the relevant deferred date. The term “business day” means, with respect to any particular series of debt securities, except as may otherwise be provided in the prospectus supplement relating to such series of debt securities, a weekday that is not a day on which banking institutions are authorised or obligated by law or executive order to close in any jurisdiction in which payments with respect to such series are payable.

Undated Debt Securities. We are not required to make payments with respect to any series of undated debt securities on any payment date specified for such payment in the prospectus supplement relating to the debt securities of such series. Failure to make any such payment on any such payment date will not constitute a default by us for any purpose. Any payment not made by us in respect of any series of undated debt securities on any applicable Payment Date, together with any other unpaid payments, will, so long as they remain unpaid, constitute “missed payments” and will accumulate until paid. Missed payments will not bear interest.

Missed payments, if any, may be paid at our option in whole or in part at any time on not less than 14 days’ notice to the trustee, but all missed payments in respect of all undated debt securities of a particular series at the time outstanding will (subject to any solvency condition) become due and payable in full on whichever is the earliest of

•	the date fixed for any redemption of such undated debt securities; and

•	the commencement of our winding up in England.

If we give notice of our intention to pay the whole or part of the missed payments on the undated debt securities of any series, we will be obliged, subject to any solvency condition, to do so upon the expiration of such notice. Where missed payments in respect of undated debt securities of any series are paid in part, each part payment will be deemed to be in respect of the full amount of missed payments accrued relating to the earliest payment date or consecutive payment dates in respect of such undated debt securities.

If we are unable to make any payment on or with respect to the undated debt securities of any series because we are not able to satisfy a solvency condition, the amount of any such payment which would otherwise be payable will be available to meet our losses. In the event of our winding up, the right to claim for interest, including missed payments, and any other amount payable on such undated debt securities may be limited by applicable insolvency law.

Computation of Interest. Except as otherwise specified in the prospectus supplement with respect to the debt securities of any series, any interest on the debt securities of each series, which is not denominated in Euro, will be computed on the basis of a 360-day year of twelve 30-day months. Interest on debt securities of each series denominated in Euro will be computed on the basis of the actual number of days in the calculation period divided by 365 (or, if any portion of that calculation period falls in a leap year, the sum of (a) the actual number of days in that portion of the calculation period falling in a leap year, divided by 366 and (b) the actual number of days in that portion of the calculation period falling in a non-leap year, divided by 365).

Subordination

Dated Debt Securities. The rights of holders of dated debt securities will, in the event of our winding up, be subordinated in right of payment to claims of our depositors and all our other creditors other than claims which are by their terms, or are expressed to be, subordinated to the dated debt securities (including the undated debt securities). The subordination provisions of the dated indenture, and to which the dated debt securities are subject, are governed by English law.

Holders of dated debt securities and the trustee, by their acceptance of the dated debt securities, will be deemed to have waived any right of set-off or counterclaim that they might otherwise have.

Undated Debt Securities. The rights of holders of undated debt securities will, in the event of our winding up, be subordinated in right of payment to claims of our depositors and all our other creditors other than claims which are by their terms, or are expressed to be, subordinated to the undated debt securities. The subordination provisions of the undated indenture, and to which the undated debt securities are subject, are governed by English law. In the event of our winding up, holders of undated debt securities will be treated in the same way as they would be treated if they were holders of a class of preference shares in us; they will receive an amount equal to the principal amount of the undated subordinated debt securities of such series then outstanding together with accrued interest, if any, to the extent that a holder of such class of preference shares would receive an equivalent amount.

Holders of undated debt securities and the trustee, by their acceptance of the undated debt securities, will be deemed to have waived any right of set-off or counterclaim that they might otherwise have.

Additional Amounts

Unless otherwise specified in the prospectus supplement with respect to the debt securities of any series all amounts of principal of (and premium, if any, on) and interest and related deferred payments and missed payments on debt securities will be paid by us without deducting or withholding any present and future taxes, levies, imposts, duties, charges, fees, deductions, or withholdings whatsoever imposed, levied, collected, withheld or assessed by or for the account of the United Kingdom or any political subdivision or taxing authority thereof or therein, or if such deduction or withholding shall at any time be required by the United Kingdom or any such subdivision or authority, we will pay such additional amounts as may be necessary so that the net amounts paid to the holders of the debt securities or the trustee, after such deduction or withholding, shall equal the respective amounts to which the holders of the debt securities or the trustee would have been entitled had no deduction or withholding been made, provided that the foregoing will not apply to any such tax, levy, impost, duty, charge, fee, deduction or withholding which:

•

would not be payable or due but for the fact that the holder or beneficial owner of the debt securities is domiciled in, or is a national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the United Kingdom or such political subdivision, or otherwise has some connection or former connection with the United Kingdom or such political subdivision other than the holding or ownership of a debt security, or the collection of principal, premium, if any, interest and related deferred payments and missed payments on, or the enforcement of, a debt security; or

•

would not be payable or due but for the fact that the relevant debt security or coupon or other means of payment of interest or related deferred payments or missed payments in respect of debt securities (i) is presented for payment in the United Kingdom or (ii) is presented for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amount on presenting the same for payment at the close of such 30 day period; or

•

is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such Directive; or

•	would not have been imposed if presentation for payment of the relevant debt securities had been made to a paying agent other than the paying agent to which the presentation was made; or

•

is imposed because of the failure to comply by the holder or the beneficial owner of the debt securities or the beneficial owner of any payment on such debt securities with a request from us addressed to the holder or the beneficial owner, including a request from us related to a claim for relief under any applicable double tax treaty:

(a)	to provide information concerning the nationality, residence, identity or connection with a taxing jurisdiction of the holder or the beneficial owner; or

(b)	to make any declaration or other similar claim to satisfy any information or reporting requirement,

if the information or declaration is required or imposed by a statute, treaty, regulation, ruling or administrative practice of the taxing jurisdiction as a precondition to exemption from withholding or deduction of all or part of the tax, duty, assessment or other governmental charge; or

•	is imposed in respect of any estate, inheritance, gift, sale, transfer, personal property, wealth or similar tax, duty assessment or other governmental charge; or

•	is imposed in respect any combination of the above items.

We have agreed in each indenture that at least one paying agent for each series of debt securities will be located outside the United Kingdom. We also undertake that we will maintain a paying agent in a European Union member state that will not be obliged to withhold or deduct taxes pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000.

References in this prospectus to principal of (and premium, if any, on) and interest on debt securities shall be deemed also to refer to any additional amounts which may be payable under the foregoing provisions.

Redemption

In addition to the redemption provisions set forth in the prospectus supplement relating to the debt securities of a series, the debt securities of any series may be redeemed, in whole but not in part, at our option, on not less than 30 nor more than 60 days’ notice, at any time at a redemption price equal to the principal amount (or in the case of principal indexed debt securities, face amount) thereof (or premium, if any), together with accrued interest, if any, to the date fixed for redemption (or, in the case of discounted securities, the accreted face amount thereof, together with accrued interest, if any, or, in the case of an index-linked debt security, the amount specified in the related prospectus supplement) and any debt securities convertible into preference shares or other securities may, at our option, be converted as a whole, if, at any time, we determine that:

(a)	in making payment under such debt securities in respect of principal (or premium, if any), interest or related deferred payment or missed payment we have or will or would become obligated to pay additional amounts as provided in the relevant indenture and as described under “—Additional Amounts” above as a result of a change in or amendment to the laws of the United Kingdom or any political subdivision or taxing authority thereof or therein affecting taxation, or change in the official application or interpretation of such laws, or any change in, or in the official application or interpretation of, or execution of, or amendment to, any treaty or treaties affecting taxation to which the United Kingdom is a party, which change, amendment or execution becomes effective on or after the date of original issuance of the debt securities of such series; or

(b)	the payment of interest in respect of such debt securities would be treated as a “distribution” within the meaning of Section 209 of the Income and Corporation Taxes Act 1988 of the United Kingdom (or any statutory modification or reenactment thereof for the time being) as a result of a change in or amendment to the laws of the United Kingdom or any such political subdivision or tax authority, or any change in the official application or interpretation of such laws, including a decision of any court, which change or amendment becomes effective on or after the date of original issuance of the debt securities of such series;

provided, however, that, in the case of (a) above, no notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts were a payment in respect of such debt securities then due.

Any redemption of the undated debt securities may be subject to one or more solvency conditions, as specified in the relevant prospectus supplement.

We and any of our subsidiary undertakings may, in accordance with applicable law, repurchase debt securities for our or their account. Under the practices of the Financial Services Authority, (the “FSA”) at the date of this prospectus, any optional tax redemption and any other optional redemption or repurchase requires the prior consent of the FSA.

Modification and Waiver

Modifications of and amendments to the relevant indenture with respect to the debt securities may be made by us and the trustee, without the consent of the holders of the debt securities of such series for certain purposes and otherwise with the consent of the holders of a majority in principal amount (or in the case of index-linked debt securities, face amount) of the debt securities of such series then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•

change the stated maturity of the principal of, or any installment of interest or additional amounts payable on, any dated debt security or change the terms of any undated debt security to include a stated maturity of the principal or change the payment dates for payment of additional amounts on any undated debt security;

•

reduce the principal amount (or in the case of index-linked debt securities, face amount), including the amount payable on a discount security upon the acceleration of the maturity thereof, of any interest or any related deferred payment, missed payment or the rate of interest on any of the foregoing, on or any premium payable upon redemption of, or additional amounts payable on, any debt security;

•	change the manner in which the amount of any principal, premium or interest in respect of index-linked debt securities is determined;

•	except as permitted by the relevant indenture, change our obligation to pay additional amounts;

•	reduce the amount of the principal of a discount security that would be due and payable upon an acceleration of the maturity of it;

•

change the place of payment or currency in which any payment of the principal (any premium, if any), any interest or any related deferred payment or missed payment is payable on any debt security, or the rate of interest on any of the foregoing;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•

reduce the percentage of the aggregate principal amount (or in the case of index-linked debt securities, face amount) of the outstanding debt securities of such series, the consent of whose holders is required for any such modification or amendment, or the consent of the holders of which is required for waiver of compliance with certain provisions of the applicable indenture or waiver of certain defaults, as provided in that indenture;

•

change any of the provisions relating to modifications of and amendments to the relevant indenture, waivers of past defaults, or waivers of certain covenants except to increase the relevant percentages or to provide that certain other provisions of the relevant indenture cannot be modified or waived without the consent of all holders of affected debt securities;

•	change the terms and conditions of the preference shares or conversion securities into which undated debt securities may be convertible;

•	change any of our obligations to maintain an office or agency in the places and for the purposes required by the relevant indenture;

•	change in any manner adverse to the interests of the holders of the debt securities of such series the subordination provisions of any series of debt securities; or

•

modify or affect in any manner adverse to the interests of the holders of the debt securities of such series the terms and conditions of our obligations regarding the due and punctual payment of the principal, premium, if any, interest, any deferred payment or missed payment or the rate of interest on any of the foregoing.

The holders of not less than a majority in principal amount (or, in the case of any principal indexed debt securities, face amount) of the outstanding debt securities of a series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the indenture before the time for such compliance. The holders of not less than a majority in aggregate principal amount (or, in the case of any principal indexed debt securities, face amount) of the outstanding debt securities of a series may, on behalf of all holders of debt securities of that series, waive any past event of default or default under the applicable indenture with respect to debt securities of that series, except a default in the payment of any principal of (or, premium, if any, on) or any installment of interest or related deferred payment or missed payment on any debt securities of that series and except a default in respect of a covenant or provision, the modification or amendment of which would require the consent of the holder of each outstanding debt security affected by it.

In addition, material variations in the terms and conditions of debt securities of any series, including modifications relating to subordination, redemption and events of default may require the consent of the FSA.

Defaults and Event of Default

Unless otherwise provided in a prospectus supplement, with respect to debt securities of a series, subject to certain exceptions, it shall be an event of default only if an order is made by an English court which is not successfully appealed within 30 days after the date such order was made for our winding up or an effective resolution is validly adopted by our shareholders for our winding up. If an event of default occurs and is continuing with respect to a series of debt securities, the trustee may, and if so requested by the holders of at least 25 per cent in principal amount of the outstanding debt securities of such series shall, declare the principal amount (or such other amount as is specified in the prospectus supplement) together with accrued but unpaid interest (or, in the case of discount securities, the accreted face amount, together with accrued interest, if any, or, in the case of an index-linked debt security, the amount specified in the related prospectus supplement) with respect to the debt securities of such series due and payable immediately; provided that after such declaration, but before a judgment or decree based on such declaration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of such series may (under certain circumstances) rescind and annul such declaration.

Unless otherwise provided in a prospectus supplement with respect to any series of debt security and subject to the paragraph below relating to circumstances in which a relevant failure will not be a default, it shall be a default with respect to dated debt securities of a series if:

•	any installment of interest upon any dated debt security of such series or any related coupon is not paid when due and such failure continues for 14 days; or

•

all or any part of the principal of (or premium, if any, on) any dated debt security of such series as and when the same shall become due and payable, whether at maturity, upon redemption or otherwise, is not paid and such failure continues for 7 days;

provided that, if we do not pay any installment of interest on the pertinent interest payment date or all or any part of principal at maturity, the obligation to make such payment and such interest payment date or maturity, as the case may be, shall be deferred until (i) in the case of a payment of interest, the date on which a dividend is paid on any class of our share capital and (ii) in the case of a payment of principal, the first business day after the date that falls six months after the original payment date. Failure by us to make any such payment prior to such deferred date will not constitute a default by us or allow any holder to sue us for such payment or to take any other action. Any payment so deferred will not be treated as due for any purpose (including, without limitation, for the purposes of ascertaining whether or not a default has occurred) until the relevant deferred date.

Unless otherwise provided in a prospectus supplement with respect to any series of debt security and subject to the paragraph below relating to circumstances in which a relevant failure will not be a default, it shall be a default with respect to undated debt securities of a series if:

•	any missed payment is not paid on or prior to any date on which a dividend is paid on any class of our share capital and such failure continues for 30 business days; or

•

all or any part of the principal of (or premium, if any, on), or any accrued but unpaid interest and any missed payments on the date fixed for redemption of such undated debt securities is not paid when due and such failure continues for 7 business days.

If a default occurs, the trustee may institute proceedings in England (but not elsewhere) for our winding up provided that the trustee may not, upon the occurrence of a default on the debt securities, accelerate the maturity of any of the dated debt securities of the relevant series or declare the principal of (or premium, if any on) and any accrued but unpaid interest of the undated debt securities of the relevant series immediately due and payable unless an event of default has occurred and is continuing. For the purposes of determining whether or not an event of default has occurred on the undated debt securities, a payment will not be deemed to be due on any date on which a solvency condition as set out in the relevant prospectus supplement is not satisfied. However, if we fail to make the payments set out in the two bullet points above, and at such time such solvency condition is satisfied, the trustee may institute proceedings in England (but not elsewhere) for our winding up.

Notwithstanding the foregoing, failure to make any payment in respect of a series of debt securities shall not be a default in respect of such debt securities if such payment is withheld or refused

•	in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, in each case applicable to such payment; or

•

in case of doubt as to the validity or applicability of any such law, regulation or order, in accordance with advice given as to such validity or applicability at any time during the said grace period of 14 days, 30 business days, 7 days or 7 business days, as the case may be, by independent legal advisers acceptable to the trustee;

provided, however, that the trustee may, by notice to us, require us to take such action (including but not limited to proceedings for a declaration by a court of competent jurisdiction) as the trustee may be advised in an opinion of counsel, upon which opinion the trustee may conclusively rely, is appropriate and reasonable in the circumstances to resolve such doubt, in which case, we shall forthwith take and expeditiously proceed with such action and shall be bound by any final resolution of the doubt resulting therefrom. If any such resolution determines that the relevant payment can be made without violating any applicable law, regulation or order then the preceeding sentence shall cease to have effect and the payment shall become due and payable on the expiration of the relevant grace period of 14 days, 30 business days, 7 days or 7 business days, as the case may be, after the trustee gives written notice to us informing us of such resolution.

After the end of each fiscal year, we will furnish to the trustee a certificate of certain officers as to the absence of an event of default, or a default under the relevant indenture as the case may be, specifying any such default.

No remedy against us other than as specifically provided by the relevant indenture shall be available to the trustee or the holders of debt securities or coupons whether for the recovery of amounts owing in respect of such debt securities or under the relevant indenture or in respect of any breach by us of any obligation, condition or provision under the relevant indenture or such debt securities or coupons or otherwise, and no holder of any debt security will have any right to institute any proceeding with respect to the relevant indenture, the debt securities or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing event of default or default and unless also the holders of not less than a majority in aggregate principal amount (or, in the case of an index-linked debt security, the face amount) of the outstanding debt securities of such series shall have made written request to the trustee to institute such proceedings as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount (or, in the case of an index-linked debt security, the face amount) of the outstanding debt securities of such series direction inconsistent with such request and the trustee shall have failed to institute such proceeding within 60 days.

Subject to the provisions of the relevant indenture relating to the duties of the trustee, in case an event of default or default shall occur and be continuing with respect to the debt securities of a series, the trustee will be under no obligation to any of the holders of the debt securities of such series, including without limitation to take any of the actions referred to above, unless such holders shall have offered to the trustee indemnity satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee, and subject to certain exceptions, the holders of a majority in aggregate principal amount (or, in the case of an index-linked debt security, the face amount) of the outstanding debt securities of a series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

Each indenture provides that the trustee will, within 90 days after the occurrence of an event of default or default with respect to the debt securities of a series, give to the holders of the affected debt securities notice of such event of default or default, unless such event of default or default shall have been cured or waived, provided that, the trustee will be protected in withholding such notice if it reasonably determines that the withholding of such notice is in the interest of such holders.

Notwithstanding anything to the contrary in this prospectus, nothing will impair the right of a holder (absent the consent of such holder) to institute suit for any payments due but unpaid with respect to its debt securities.

Consolidation, Merger and Sale of Assets

We may, without the consent of the holders of any of the debt securities, consolidate or amalgamate with, or merge into, any corporation, or convey, sell, transfer or lease our properties and assets substantially as an entirety to any person, provided that:

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any successor corporation expressly assumes our obligations under the debt securities and the relevant indenture and, if applicable, the provision for payment of additional amounts for withholding taxes are amended to include the jurisdiction of incorporation of the successor corporation;

•

immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation, as a result of such transaction as having been incurred by us at the time of the transaction, no event of default or default, and no event that, after notice or lapse of time, or both, would become an event of default or a default, shall have occurred and be continuing; and

•	certain other conditions are satisfied.

Assumption of Obligations

With respect to a series of debt securities, a holding company of us or any of our subsidiary undertakings or such holding company may assume our obligations (or those of any corporation which shall have previously assumed our obligations); provided, that:

•

the successor entity expressly assumes such obligations by an amendment to the relevant indenture, in a form satisfactory to the trustee, and we shall, by an amendment to the relevant indenture, unconditionally guarantee all of such successor entity’s obligations under the debt securities of such series and the relevant indenture, as so modified by such amendment (provided, however, that, for the purposes of our obligation to pay additional amounts as provided, and subject to the limitations as set forth, in the relevant indenture and as described under the section headed “—Additional Amounts” above, references to such successor entity’s country of organisation will be added to the references to the United Kingdom);

•

the successor entity confirms in such amendment to the relevant indenture that the successor entity will pay to the holders such additional amounts as provided by, and subject to the limitations set forth in, the relevant indenture and as described under the section headed “—Additional Amounts” above (provided, however, that for these purposes such successor entity’s country of organisation will be substituted for the references to the United Kingdom); and

•

immediately after giving effect to such assumption of obligations, no event of default or default and no event which, after notice or lapse of time or both, would become an event of default or default with respect to debt securities of such series shall have occurred and be continuing.

Upon any such assumption, the successor entity will succeed to, and be substituted for, and may exercise all of our rights and powers under the relevant indenture with respect to the debt securities of such series with the same effect as if the successor entity had been named under the relevant indenture.

Defeasance and Discharge

If so specified in the applicable prospectus supplement with respect to debt securities of a series that are payable only in US dollars, we will be discharged from any and all obligations in respect of the debt securities of such series (with certain exceptions) if, at any time, inter alia, we shall have delivered to the trustee for cancellation all debt securities of such series theretofore authenticated, or all debt securities of such series not theretofore delivered to the trustee for cancellation have or will become due and payable in accordance with their terms within one year or are to be, or have been, called for redemption, exchange or conversion within one year under arrangements satisfactory to the trustee for the giving of notice of redemption and, in either case, we shall have irrevocably deposited with the trustee, in trust,

•	cash in US dollars in an amount; or

•	US government obligations which through the payment of interest thereon and principal thereof will provide not later than the due date of any payment, cash in US dollars in an amount; or

•	any combination of the foregoing,

sufficient to pay all the principal of (and premium, if any), and interest on, the debt securities of such series in accordance with the terms of the dated debt securities of such series and all other amounts payable by us under the relevant indenture. Any defeasance will be subject to the consent of the FSA if required.

The indenture for the dated debt securities also provides that we need not comply with certain covenants (“covenant defeasance”) of such indenture with respect to dated debt securities of a series if:

•

we irrevocably deposit, in trust with the trustee, (a) cash in US dollars in an amount, or (b) US government obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide cash in US dollars not later than the due date of any payment, in an amount, or (c) any combination of (a) and (b), sufficient in the opinion (with respect to (b) and (c)) of an internationally recognised firm of independent public accountants expressed in a written certification thereof delivered to the trustee to pay all the principal of (and premium, if any) and interest on, the dated debt securities of such series in accordance with the terms of such dated debt securities of such series;

•

no event of default or default or no event (including such deposit) which, after notice or lapse of time or both, would become an event of default or a default with respect to the dated debt securities of such series shall have occurred and be continuing on the date of such deposit;

•	we deliver to the trustee an officer’s certificate stating that all conditions precedent relating to such covenant defeasance have been complied with; and

•	certain other conditions are complied with.

Any covenant defeasance will be subject to the consent of the FSA if required.

Conversion

Dated debt securities. The prospectus supplement relating to a particular series of debt securities may provide for the exchange or conversion of such dated debt securities.

Undated debt securities. Except as otherwise specified in the prospectus supplement relating to a particular series of debt securities, we will have the option to convert, in whole but not in part, the undated debt securities of any series into preference shares on any payment date. The related prospectus supplement will describe the other terms and conditions of the conversion provisions.

Concerning the Trustee

Except during the continuance of an event of default or a default, the trustee will only be liable for performing those duties specifically set forth in the relevant indenture. In the event that an event of default or default occurs (and is not cured or waived), the trustee will be required to exercise its power with the degree of care and skill of a prudent person in the conduct of such person’s own affairs.

Governing Law

Except as stated above, each indenture and the debt securities of each series will be governed by and construed in accordance with the laws of the State of New York. See “—Subordination”.

Jurisdiction; Consent to Service

We have consented to the jurisdiction of the courts of the State of New York and the US courts located in the City of New York with respect to any action that may be brought in connection with the indentures or the debt securities of any series and have appointed HSBC Bank USA, N.A. as agent for service of process.

DESCRIPTION OF DOLLAR PREFERENCE SHARES

The following is a summary of the material terms of the dollar preference shares of any series. The material terms of a particular series of the dollar preference shares offered in the form of American depositary shares, or ADSs, of a corresponding series will be summarised in the prospectus supplement relating to the dollar preference shares of that series. The material terms of a particular series of dollar preference shares may differ from the terms stated below, which will be indicated in the relevant prospectus supplement. Holders of the dollar preference shares are encouraged to read our Memorandum and Articles of Association (the “Articles of Association”) and any resolutions adopted by our board of directors or one of its authorised committees that set forth the material terms of a particular series of the dollar preference shares. Copies of the Articles of Association and the relevant resolutions have been filed as exhibits to the registration statement.

General

Under our Articles of Association, our board of directors or a committee authorised by it can authorise the issuance of one or more series of dollar preference shares with such dividend rights, liquidation value per share, redemption provisions, voting rights and other rights, preferences, privileges, limitations and restrictions as it sees fit subject to the limitations set out in our Articles of Association. The dollar preference shares will rank equal with any pounds sterling-denominated preference shares of £0.01 nominal value each and any euro-denominated preference shares of €0.01 nominal value each in our capital and with all other shares that rank equal to the sterling, euro or dollar preference shares.

The dollar preference shares of each series will have a nominal value per share, dividend rights, redemption price and liquidation value per share stated in US dollar-denominated terms and will be issued only in fully paid form. For each dollar preference share of a particular series that is issued, an amount equal to the share’s nominal value will be credited to our issued share capital account, and an amount equal to the difference, if any, between the share’s issue price and its nominal value will be credited to our share premium account. Unless otherwise specified in the prospectus supplement relating to the dollar preference shares of a particular series, the dollar preference shares will have a nominal value of $0.01 per share.

The dollar preference shares of any series will initially be issued in bearer form and deposited with The Bank of New York, the depositary, against the issuance of American Depositary Shares, or ADSs, evidenced by American Depositary Receipts, upon receipt of payment for the dollar preference shares. The dollar preference shares of a particular series deposited under the deposit agreement will be represented by ADSs of a corresponding series. Dollar preference shares of any series withdrawn from deposit under the deposit agreement will be represented by share certificates in registered form without dividend coupons. These share certificates will be delivered at the time of withdrawal. Dollar preference shares of more than one series that are deposited under the deposit agreement as units will be represented by a unit of each corresponding series of ADSs. These ADSs will be represented by a unit of each corresponding series of ADRs. When withdrawn from deposit, the units of dollar preference shares will be represented by one share certificate in registered form, without dividend coupons. The certificate will be delivered at the time of withdrawal and may be exchanged by the holder for separate share certificates in registered form, without dividend coupons, representing the dollar preference shares of that series. Dollar preference shares of each series that are withdrawn from deposit will be transferable separately. See “Description of ADSs.”

The holder can transfer title to dollar preference shares of any series in registered form only by transfer and registration on the register for the dollar preference shares of the relevant series. Dollar preference shares of any series in registered form cannot be exchanged, in whole or in part, for dollar preference shares of the series in bearer form. The registration of transfer of dollar preference shares of any series can be made only on the register for the dollar preference shares of the series kept by the registrar at its office in the United Kingdom. See “Registrar and Paying Agent” below. The registrar will not charge the person requesting the registration a fee. However, the person requesting registration will be liable for any taxes, stamp duties or other governmental charges that must be paid in connection with the registration. See “Taxation—Taxation of Dollar Preference Shares, ADSs and Undated Debt Securities—UK Stamp Taxes”. Neither the Articles of Association nor English law currently limit the right of non-resident or foreign owners to acquire freely dollar preference shares of any series or, when entitled to vote dollar preference shares of a particular series, to vote freely the dollar preference shares. There are currently no English laws or regulations that would restrict the remittance of dividends or other payments to non-resident holders of dollar preference shares of any series.

The dollar preference shares of any series will have the dividend rights, rights upon liquidation, redemption provisions and voting rights summarised below, unless the prospectus supplement relating to the dollar preference shares of a particular series states otherwise. The holder of the dollar preference shares should pay particular attention to the following specific terms relating to his particular series of shares, including:

•	the designation of the dollar preference shares of the series and number of shares offered in the form of ADSs;

•	the liquidation value per share of the dollar preference shares of the series;

•	the price at which the dollar preference shares of the series will be issued;

•	the dividend rate (or method of calculation of the dividend) and the dates on which dividends will be payable;

•	any redemption provisions; and

•	any other rights, preferences, privileges, limitations and restrictions related to the dollar preference shares of the series.

Dividends

The holders of the dollar preference shares of a particular series will be entitled to receive any cash dividends declared by us out of the profits available for distribution on the dates and at the rates or amounts stated, or as determined by the method of calculation described in the prospectus supplement relating to that series.

The declaration and payment of dividends on each series of dollar preference shares will be subject to the sole and absolute discretion of our Board of Directors. Our Board of Directors will not, however, declare and pay dividends on each series of dollar preference shares on each dividend payment date where, in our opinion:

•	payment of the dividend would cause us not to meet applicable capital adequacy requirements of the FSA; or

•

the profits available to us to distribute as dividends are not sufficient to enable us to pay in full both dividends on the series of dollar preference shares and the dividends on any other of our shares that are scheduled to be paid on the same date as the dividends on the series of dollar preference shares and that have an equal right to dividends as the dollar preference shares of that series.

Unless the prospectus supplement relating to the dollar preference shares of a particular series states otherwise, if the profits available to us to distribute as dividends are, in our board of directors’ opinion, not sufficient to enable us to pay in full on the same date both dividends on the dollar preference shares of the series and the dividends on any other shares that have an equal right to dividends as the dollar preference shares of that series, we are required first, to pay in full, or to set aside an amount equal to, all dividends scheduled to be paid on or before that dividend payment date on any shares with a right to dividends ranking in priority to that of the dollar preference shares, and second, to pay dividends on the dollar preference shares of the series and any other shares ranking equally with the dollar preference shares of that series as to participation in profits pro rata to the amount of the cash dividend scheduled to be paid to them. The amount scheduled to be paid will include the amount of any dividend payable on that date and any arrears on past cumulative dividends on any shares ranking equal in the right to dividends with the dollar preference shares of that series. In accordance with the Companies Act 1985, the profits available to us for distribution are, in general and with some adjustments, equal to our accumulated, realised profits less our accumulated, realised losses.

The dividends to be paid on the dollar preference shares of any series for each dividend period will be computed based upon the amount paid up or credited as paid up on each of the dollar preference shares of that series. The dividend will be calculated by annualising the applicable dividend amount or rate and dividing by the number of dividend periods in a year. The dividends to be paid will be computed on the basis of a 360-day year of twelve 30-day months for any dividend period that is shorter or longer than a full dividend period and on the basis of the actual number of days elapsed for any partial month.

Dividends on the dollar preference shares of any series will be non-cumulative. If the dividend, or a portion of it, on the dollar preference shares of a particular series is not required to be paid and is not paid on the relevant date scheduled for payment, then the holders of dollar preference shares of the series will lose the right they had to the dividend and will not earn any interest on the unpaid amount, regardless of whether dividends on the dollar preference shares of the series are paid for any future dividend period.

We will fix a date to pay dividends on the dollar preference shares of any series to the record holders who are listed on the register as the holders of the dollar preference shares on the relevant record date, including The Bank of New York as holder of the shares underlying the ADSs. The relevant record date will be between 15 and 60 days prior to the relevant dates for dividend payment fixed by us. Unless the law requires otherwise, we will pay the dividend in the form of a US dollar check drawn on a bank in London or in New York City and mailed to the holder at the address that appears on the register for the dollar preference shares. If the date we have scheduled to pay dividends on the dollar preference shares of any series is not a day on which banks in London and in New York City are open for business and on which foreign exchange dealings can be conducted in London and in New York City, then the dividend will be paid on the following business day, and we will not be required to pay any interest or other payment because of the delay. Dividends declared but not yet paid do not bear interest. For a description of how dividends will be distributed to holders of ADSs, see “Description of ADSs—Share Dividends and Other Distributions.”

If we have not paid the dividend on the dollar preference shares of any series in full on the most recent date scheduled for dividend payment in respect of a dividend period, we will not be permitted thereafter to declare or pay dividends or distributions on any class of our shares ranking lower in the right to dividends than the dollar preference shares of any series, unless we pay in full, or set aside an amount to provide for payment in full of, the dividends on the dollar preference shares of the series for the then-current dividend period or for such other period as may be specified in the prospectus supplement relating to the dollar preference shares of that series.

Unless the prospectus supplement relating to the dollar preference shares of a particular series states otherwise, if we have not paid in full a dividend payable on the dollar preference shares of any series on the most recent dividend payment date, we will not be permitted thereafter to redeem or purchase in any manner any of our other shares ranking equal with or lower than the relevant dollar preference shares, and we will not be permitted to contribute money to a sinking fund to redeem or purchase the other shares in any manner, until the dividends on the relevant dollar preference shares have been paid in full or an amount equal to payment in full has been set aside for the then-current dividend period or for such other period as may be specified in the prospectus supplement relating to the dollar preference shares of that series. Except as provided in this prospectus and in the prospectus supplement relating to the dollar preference shares of a particular series, the holders of the dollar preference shares of any series do not have the right to share in our profits.

Liquidation Rights

If we are wound up and capital is returned to the shareholders or otherwise (but not, unless otherwise specified in the prospectus supplement relating to the dollar preference shares of a particular series, on a redemption, purchase by us or reduction of any of our share capital), the holders of the dollar preference shares of a particular series that are outstanding at the time and the holders of any other of our shares ranking in payment of capital equal or in priority to the series will be entitled to receive payment in US dollars out of our assets available for distribution to shareholders. This distribution will be made in priority to any distribution of assets to holders of any class of our shares ranking lower in the right to repayment of capital than the dollar preference shares of the series. The payment will be equal to the amount paid up (or credited as paid up) on each dollar preference share together with any premium on such share as may be determined in, or by a mechanism contained in, the prospectus supplement relating to such dollar preference share plus any dividends declared but not paid for the dividend period ending prior to the commencement of the winding up and any dividends accrued and not paid for the dividend period commencing prior to the commencement of the winding up but ending after such date, to the extent such dividend would otherwise (but for the winding up) have been payable, provided that sufficient assets exist to make such distribution having satisfied any amounts payable to the holders of shares ranking in priority to the dollar preference shares as regards the repayment of capital. If at the time we are wound up, the amounts payable with respect to the dollar preference shares of any series and any of our other preference shares ranking equal as regards repayment of capital with the dollar preference shares of the series are not paid in full, the holders of the dollar preference shares of the series and of the other preference shares will share ratably in any distribution of our assets in proportion to the full respective amounts to which they are entitled. After payment of the full amount to which they are entitled, the holders of the dollar preference shares of the series will have no right or claim to any of our remaining assets and will not be entitled to receive any of our profits or a return of capital in a winding up.

Redemption and Purchase

Subject to the Companies Act 1985, we have the right to redeem the whole (but not part only) of any series of dollar preference shares at certain times specified in the Articles of Association after the fifth anniversary of the date of original issue of the dollar preference shares of the series, unless otherwise specified in the prospectus supplement relating to the dollar preference shares of the particular series. In respect of each dollar preference share redeemed, we shall pay in US Dollars the aggregate of the nominal value of such dollar preference share and any premium credited as paid up on such share together with any dividend payable on the date of redemption.

If we wish to redeem dollar preference shares of any series, we must provide notice to the depositary and each record holder of the dollar preference shares to be redeemed, between 30 and 60 days prior to the date fixed for redemption. The notice of redemption must state:

•	the redemption date;

•	the particular dollar preference shares to be redeemed;

•	the redemption price; and

•	the place or places where documents of title relating to the dollar preference shares are to be presented for redemption and payment for them will be made.

The redemption process will not be considered invalid due to a defect in the notice of redemption or in the mailing. The dividend on the dollar preference shares due for redemption will stop accruing starting on the relevant redemption date, except in the case where the payment to be made on any dollar preference share is improperly withheld or refused upon redemption. In that case, the dividend will continue to accrue from the relevant redemption date to the date of payment. In this case, a dollar preference share will not be treated as having been redeemed until the relevant redemption payment and any accrued dividend on those amounts has been paid. Subject to any applicable fiscal or other laws and regulations, we will make the redemption payment by a US dollar check drawn on, or, if the holder requests, by transfer to a dollar account maintained by the person to be paid with, a bank in London or in New York City. The holder of the dollar preference shares to be redeemed must deliver to us the relevant share certificates at the place specified in the Notice of Redemption. In the event that any date on which any payment relating to the redemption of dollar preference shares of any series is to be made is not a business day, then payment of the redemption price payable on that date will be made on the following business day, with no interest or other additional payment due because of the delay.

We may at any time purchase outstanding dollar preference shares of any series in the open market, by tender to all holders of dollar preference shares of that series alike or by private agreement. These purchases will be made in accordance with the Articles of Association, applicable law (including, the Companies Act 1985 and US federal securities laws) and applicable regulations of the FSA in its capacity as the United Kingdom Listing

Authority. Any dollar preference shares of any series purchased or redeemed by us for our own account (other than in the ordinary course of the business of dealing in securities) will be canceled by us and will no longer be issued and outstanding. Under existing FSA requirements, we can redeem or purchase preference shares of any series only with the prior consent of the FSA.

Voting Rights

The holders of the dollar preference shares having a registered address within the United Kingdom are entitled to receive notice of our general meetings but will not be entitled to attend or vote at those meetings, except as set forth below or as provided for in the prospectus supplement relating to any particular series of dollar preference shares.

If our board determines for a particular series of preference shares, the holders of dollar preference shares of such series will be entitled to receive notice of, attend and vote at our general meetings if we have failed to pay in full the dividend payable on the dollar preference shares for the dividend period or periods determined by our board for such series. If so determined by our board for a particular series of preference shares, the holders of dollar preference shares of such series will be entitled to vote on all matters put before all our general meetings until such time as we shall have paid in full the dividends on the dollar preference shares.

Whenever entitled to vote at our general meetings, on a show of hands, each holder of dollar preference shares present in person shall have one vote and on a poll each holder of dollar preference shares present in person or by proxy shall have one vote per share.

In addition, holders of the dollar preference shares may have the right to vote separately as a class in certain circumstances as described below under the heading “Variation of Rights”.

Variation of Rights

The rights, preferences or restrictions attached to the dollar preference shares may be varied by the consent in writing of the holders of three-quarters of the dollar preference shares of all series in issue or by the sanction of an extraordinary resolution passed at a separate general meeting of the holders of dollar preference shares as a single class regardless of series.

The rights, preferences or restrictions of any particular series of dollar preference shares may be varied adversely on a different basis to other series of dollar preference shares by the consent in writing of the holders of three-quarters of the dollar preference shares of that particular series or by the sanction of an extraordinary resolution passed at a separate general meeting of the holders of dollar preference shares of that series.

An extraordinary resolution requires the approval of three-quarters of the holders voting in person or by proxy at the meeting. Two persons holding or representing by proxy at least one-third of the outstanding dollar preference shares of any series must be present for the meeting to be valid. An adjourned meeting will be valid when any one holder is present in person or by proxy.

We may create or issue any shares of any class, or any securities convertible into shares of any class, that rank equally with the dollar preference shares of any series in the right to share in our profits or assets, whether the rights attaching to such shares are identical to or differ in any respect from the dollar preference shares, without the rights of the dollar preference shares of any series being deemed to be varied or abrogated.

The rights attached to the dollar preference shares will not be deemed to be varied or abrogated by a reduction of any share capital or purchase by us or redemption of any of our share capital in each case ranking as regards participation in the profits and assets of the company in priority to or equally with or after such dollar preference share.

Registrar and Paying Agent

HSBC Holdings plc, located at 8 Canada Square, London E14 5HQ, England, will act as the registrar for the dollar preference shares of each series. The Secretary’s Office of HSBC Holdings plc, also located at 8 Canada Square, London E14 5HQ, England, will act as paying agent for the dollar preference shares of each series.

DESCRIPTION OF ADSs

General

The following is a summary of the material provisions of the Deposit Agreement to be entered into between us, The Bank of New York, as the depositary, and all holders and beneficial owners from time to time of American Depositary Receipts, or ADRs, issued under that agreement.

This summary is subject to and qualified in its entirety by reference to the Deposit Agreement, including the form of ADRs attached thereto. Terms used in this section and not otherwise defined will have the meanings set forth in the Deposit Agreement. Copies of the Deposit Agreement and our Articles of Association are available for inspection at the Corporate Trust Office of the depositary, located at 101 Barclay Street, New York, New York 10286. The Depositary’s principal executive office is located at One Wall Street, New York, New York, 10286.

American Depositary Receipts

The Bank of New York will issue American Depositary Shares, or ADSs, evidenced by ADRs. Each ADS will represent ownership interests in one dollar preference share and the rights attributable to one dollar preference share that we will deposit with the custodian, which is currently The Bank of New York. Each ADS will also represent securities, cash or other property deposited with The Bank of New York but not distributed to holders of ADSs.

As The Bank of New York will actually be the holder of the underlying dollar preference shares, you will generally exercise the rights of a shareholder, through The Bank of New York. A Deposit Agreement among us, The Bank of New York and you, as an ADS holder, sets out the obligations of The Bank of New York. New York law governs the Deposit Agreement and the ADRs evidencing the ADSs.

You may hold ADSs either directly or indirectly through your broker or financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Share Dividends and Other Distributions

How Will You Receive Dividends and Other Distributions on the Dollar Preference Shares?

The Bank of New York will pay to you the cash dividends or other distributions it or the custodian receives on the dollar preference shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of dollar preference shares your ADSs represent.

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Cash. The Bank of New York will convert any cash dividend or distribution we pay on the dollar preference shares, other than any dividend or distribution paid in US dollars, into US dollars if it can, in its reasonable judgment, do so on a reasonable basis and can transfer US dollars into the United States. If that is not possible, or if any approval from any government is needed and cannot, in the opinion of the depositary, be obtained or is not obtained, the Deposit Agreement allows The Bank of New York to distribute the foreign currency only to those ADS holders to whom it is possible to do so or to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, The Bank of New York will deduct any withholding taxes that must be paid under applicable laws. It will distribute only whole US dollars and cents and will round any fractional amounts to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares. The Bank of New York will distribute new ADSs representing any shares we distribute as a dividend or free distribution, if we request that The Bank of New York make this distribution and if we furnish The Bank of New York promptly with satisfactory evidence, including certificates or opinions, that it is legal to do so. The Bank of New York will only distribute whole ADSs. It will sell shares which would require it to issue a fractional ADS and distribute the net proceeds to the holders entitled to those shares. If The Bank of New York does not distribute additional cash or ADSs, each ADS will also represent the new shares.

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Rights to Purchase Additional Shares. If we offer holders of securities any rights, including rights to subscribe for additional shares, The Bank of New York may take actions necessary to make these rights available to you. We must first instruct The Bank of New York to do so and furnish it with satisfactory evidence, including certificates or opinions, that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and The Bank of New York determines that it is practical to sell the rights, The Bank of New York may sell the rights and allocate the net proceeds to holders’ accounts. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If The Bank of New York makes rights available to you, upon instruction from you it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and issue ADSs to you. It will only exercise rights if you pay The Bank of New York the exercise price and any charges the rights require you to pay.

US securities laws may restrict the sale, deposit, cancellation, and transfer of the ADSs issued after exercise of rights. We have no obligation to file a registration statement under the Securities Act in order to make any rights available to you.

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Other Distributions. The Bank of New York will send to you anything else we distribute on deposited securities by any means The Bank of New York thinks is equitable and practical. If, in the depositary’s opinion, it cannot make the distribution in that way, The Bank of New York may adopt another method of distribution that it considers to be equitable and practical—for example by public or private sale—and distribute the net proceeds, in the same way as it does with cash, or it may decide to hold what we distributed, in which case the ADSs will also represent the newly distributed property.

The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holder. We will have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distribution we make on our dollar preference shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How does the Depositary issue ADSs?

The Bank of New York will issue the ADSs that you are entitled to receive in the offer against deposit of the underlying dollar preference shares. The Bank of New York will issue additional ADSs if you or your broker deposit dollar preference shares with the custodian. You must also deliver evidence satisfactory to The Bank of New York of any necessary approvals of the governmental agency in the United Kingdom, if any, which is responsible for regulating currency exchange at that time. If required by The Bank of New York, you must in addition deliver an agreement transferring your rights as a shareholder to receive dividends or other property. Upon payment of its fees and of any taxes or charges, such as stamp taxes or stock transfer taxes, The Bank of New York will register the appropriate number of ADSs in the names you request in writing and will deliver the ADSs at its Corporate Trust Office to the persons you request in writing. The Bank of New York is not obliged to accept for deposit underlying dollar preference shares of a particular series, if, in its reasonable judgment, after consultation with us, such acceptance and maintenance or discharge of its obligations under the deposit agreement would be unusually onerous because of the terms of such preference shares. However, if the depositary has accepted any underlying preference shares of a particular series, it must accept for deposit further underlying preference shares of such series.

How do ADS holders cancel an ADS and obtain dollar preference shares?

You may submit a written request to withdraw dollar preference shares and turn in your ADRs evidencing your ADSs at the Corporate Trust Office of The Bank of New York. Upon payment of its fees and of any taxes or charges, such as stamp taxes or stock transfer taxes, The Bank of New York will, subject to any applicable restrictions, deliver the deposited securities underlying the ADSs to an account designated by you at the office of the custodian. At your request, risk and expense, The Bank of New York may deliver at its Corporate Trust Office any proceeds from the sale of any dividends, distributions or rights, which may be held by The Bank of New York.

Provided that all preconditions to withdrawal and cancellation of the deposited securities have been fulfilled, the depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges;

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of deposited securities; or

•	any other circumstances permitted under the general instructions to the SEC Form on which ADSs are registered.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Redemption of ADSs

If we exercise our right to redeem the dollar preference shares of a particular series, The Bank of New York will deliver for redemption dollar preference shares that have been deposited with The Bank of New York and that we have called for redemption, to the extent holders have surrendered ADRs evidencing ADSs representing such dollar preference shares. To the extent The Bank of New York receives them, it shall distribute entitlements with respect to the dollar preference shares being redeemed in accordance with the terms of the deposit agreement and shall issue new ADRs evidencing ADSs representing the dollar preference shares not so redeemed. If we redeem less than all of the deposited dollar preference shares of a particular series, The Bank of New York may determine which ADRs to call for surrender in any manner that it reasonably determines to be fair and practical.

Record Dates

Whenever any distribution of cash or rights, change in the number of dollar preference shares represented by ADSs or notice of a meeting of holders of shares or ADSs is made, The Bank of New York will fix a record date for the determination of the holders entitled to receive the benefits, rights or notice.

Voting of Deposited Securities

How do you vote?

If you are an ADS holder on a record date fixed by The Bank of New York, you may exercise the voting rights of the same class of securities as the dollar preference shares represented by your ADSs, but only if we ask The Bank of New York to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the dollar preference shares. However, you may not know about the meeting enough in advance to withdraw the dollar preference shares.

If we ask for your instructions, The Bank of New York, at our direction, will notify you of the upcoming meeting and arrange to deliver certain materials to you. The materials will:

•	include all information included with the meeting notice sent by us to The Bank of New York;

•	include a statement that if you were a holder on a specified record date, you will be entitled, subject to applicable restrictions, to instruct the depositary as to the exercise of voting rights; and

•	explain how you may instruct The Bank of New York to vote the dollar preference shares or other deposited securities underlying your ADSs as you direct.

For instructions to be valid, The Bank of New York must receive them on or before the date specified in the instructions. The Bank of New York will try, to the extent practical, subject to applicable law and the provisions of our Articles of Association, to vote or have its agents vote the underlying dollar preference shares as you instruct. The Bank of New York will only vote, or attempt to vote, as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your dollar preference shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Inspection of Transfer Books

The Bank of New York will keep books for the registration and transfer of ADSs. These books will be open at all reasonable times for inspection by you, provided that you are inspecting the books for a purpose related to us or the Deposit Agreement or the ADSs.

Reports and Other Communications

The Bank of New York will make available for your inspection any reports or communications, including any proxy material, received from us, as long as these materials are received by The Bank of New York as the holder of the deposited securities and generally available to our shareholders. At our written request, The Bank of New York will also send copies of reports, notices and communications to you.

Fees and Expenses

The Bank of New York, as depositary, will charge any party depositing or withdrawing dollar preference shares or any party surrendering ADRs or to whom ADSs are issued or holders of ADRs, as applicable:

For:	ADS holders must pay:
• each issuance of an ADS, including as a result of a distribution of shares or rights or other property or upon exercise of a warrant to purchase an ADS	• $5.00 or less per 100 ADSs or portion thereof

• each cancellation of an ADS, including if the Deposit Agreement terminates	• $5.00 or less per 100 ADSs or portion thereof

•         transfer and registration of shares on our share register from your name to the name of The Bank of New York or its nominee or the custodian or its nominee when you deposit or withdraw dollar preference shares

• registration or transfer fees

• distribution of securities	• an amount equal to the fee that would have been charged for the issuance of ADSs if the securities were dollar preference shares being deposited

• conversion of foreign currency to U.S. dollars	• expenses of The Bank of New York

• cable, telex and facsimile transmission expenses, if expressly provided in the deposit agreement	• expenses of The Bank of New York

• servicing of dollar preference shares of any series or other deposited securities	• expenses of The Bank of New York

• as necessary

•         taxes and governmental charges The Bank of New York or the custodian has to pay on any ADS or dollar preference share underlying a ADS, for example withholding taxes, stock transfer taxes or stamp duty taxes

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The Bank of New York may deduct the amount of any taxes owed from any payments to you. It may also restrict or refuse the transfer of your ADSs or restrict or refuse the withdrawal of your underlying deposited securities until you pay any taxes owed on your ADSs or underlying securities. It may also sell deposited securities to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If The Bank of New York sells deposited securities, it will, if appropriate, reduce the number of ADSs held by you to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalisations and Mergers

If we:

•	change the par or nominal value of any of the dollar preference shares;

•	reclassify, split or consolidate any of the dollar preference shares;

•	distribute securities on any of the dollar preference shares that are not distributed to you; or

•	recapitalise, reorganise, merge, amalgamate, consolidate, sells our assets or take any similar action,

then the cash, shares or other securities received by The Bank of New York will become new deposited securities under the Deposit Agreement, and each ADS will automatically represent the right to receive a proportional interest in the new deposited securities. The Bank of New York may and will, if we ask it to, distribute some or all of the cash, dollar preference shares or other securities it received. It may also issue new ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

Amendment and Termination of the Deposit Agreement

How may the Deposit Agreement be amended?

We may agree with The Bank of New York to amend the Deposit Agreement and the ADSs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes, governmental charges, registration fees, telecommunications charges and delivery costs or other such expenses, or prejudices any substantial existing right of ADS holders, it will only become effective thirty days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the agreement as amended. However, no amendment will impair your right to receive the deposited securities in exchange for your ADSs.

How may the Deposit Agreement be terminated?

The Bank of New York will terminate the Deposit Agreement if we ask it to do so, in which case it must notify you at least 90 days before termination. The Bank of New York may also terminate the agreement after notifying you if The Bank of New York informs us that it is electing to resign, and we have not appointed a new depositary bank within 90 days.

If any ADSs remain outstanding after termination, The Bank of New York will stop registering the transfer of ADSs, will stop distributing dividends to ADS holders and will not give any further notices or do anything else under the Deposit Agreement other than:

•	collect dividends and distributions on the deposited securities;

•	sell rights and other property offered to holders of deposited securities; and

•	deliver dollar preference shares and other deposited securities upon cancellation of ADSs.

At any time after one year after termination of the Deposit Agreement, The Bank of New York may sell any remaining deposited securities by public or private sale. After that, The Bank of New York will hold the money it received on the sale, as well as any cash it is holding under the Deposit Agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The Bank of New York’s only obligations will be to account for the money and cash. After termination, our only obligations will be with respect to indemnification of, and to pay specified amounts to, The Bank of New York.

Any amendment or termination of the deposit agreement with respect to one series of ADSs will not necessarily occur concurrently with the amendment or termination of any other series of ADSs. The substitution of The Bank of New York by another depositary or the termination of the deposit agreement with respect to any series of ADSs representing dollar preference shares of a series that is a component of a unit will result in the substitution of the depositary or the termination of the deposit agreement with respect to all of the ADSs representing the dollar preference shares of all other series comprising the unit.

Limitations on Obligations and Liability to ADS Holders

The Deposit Agreement expressly limits our obligations and the obligations of The Bank of New York. It also limits our liability and the liability of The Bank of New York. We and The Bank of New York:

•	are only obligated to take the actions specifically set forth in the Deposit Agreement, without negligence or bad faith;

•

are not liable if either of them is prevented or delayed by law, any provision of our Articles of Association or circumstances beyond their control from performing their obligations under the agreement;

•	are not liable if either of them exercises, or fails to exercise, discretion permitted under the agreement;

•

have no obligation to become involved in a lawsuit or proceeding related to the ADSs or the Deposit Agreement on your behalf or on behalf of any other party unless they are indemnified to their satisfaction;

•

may rely upon any advice of or information from any legal counsel, accountants, any person depositing shares, any ADS holder or any other person whom they believe in good faith is competent to give them that advice or information; and

•

are not responsible for any failure to carry out any instructions to vote any of the ADSs, or for the manner or effect of any such vote made either with or without request, or for not exercising any right to vote, as long as such action or non-action is in good faith.

In the Deposit Agreement, we and The Bank of New York agree to indemnify each other under specified circumstances.

Requirements for Depositary Actions

Before The Bank of New York will issue or register the transfer of an ADS, make a distribution on an ADS, or permit withdrawal of dollar preference shares, The Bank of New York may require:

•

payment of taxes, including stock transfer taxes or other governmental charges, and transfer or registration fees charged by third parties for the transfer of any dollar preference shares or other deposited securities, as well as the fees and expenses of The Bank of New York;

•

production of satisfactory proof of the identity of the person presenting shares for deposit or ADSs upon withdrawal and of the genuineness of any signature or other information it deems necessary; and

•	compliance with regulations The Bank of New York may establish from time to time consistent with the Deposit Agreement, including presentation of transfer documents.

The Bank of New York may refuse to deliver, transfer or register transfer of ADSs generally when the transfer books of The Bank of New York are closed or at any time if The Bank of New York or we think it advisable to do so.

Pre-Release of ADSs

In certain circumstances, subject to the provisions of the Deposit Agreement, The Bank of New York may issue ADSs before deposit of the underlying dollar preference shares. This is called a pre-release of ADSs. The Bank of New York may also deliver dollar preference shares prior to the receipt and cancellation of pre-released ADSs (even if those ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying dollar preference shares are delivered to The Bank of New York. The Bank of New York may receive ADSs instead of the dollar preference shares to close out a pre-release. The Bank of New York may pre-release ADSs only under the following conditions:

•

before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer, as the case may be, owns the dollar preference shares or ADSs to be deposited;

•	the pre-release must be fully collateralised with cash or collateral that The Bank of New York considers appropriate; and

•	The Bank of New York must be able to close out the pre-release on not more than five business days’ notice.

The pre-release will be subject to whatever indemnities and credit regulations that The Bank of New York considers appropriate. In addition, The Bank of New York will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although The Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.

Governing Law

The Deposit Agreement is governed by the law of the State of New York, without regard to conflicts of law principles.

TAXATION

This section discusses the material US federal income tax and UK tax consequences of the ownership of the dollar preference shares, ADSs and debt securities by certain beneficial holders thereof. This discussion applies to you only if you qualify for benefits under the income tax convention between the United States and the United Kingdom (the “Treaty”) and are a resident of the United States for the purposes of the Treaty and are not resident or ordinarily resident in the United Kingdom for UK tax purposes at any material time (an “Eligible US Holder”).

You generally will be entitled to benefits under the Treaty if you are:

•	the beneficial owner of the dollar preference shares, ADSs or debt securities, as applicable, and of any dividends or interest that you receive;

•

an individual resident or citizen of the United States, a US corporation, or a US partnership, estate, or trust (but only to the extent the income of the partnership, estate, or trust is subject to US taxation in the hands of a US resident person); and

•	not also a resident of the United Kingdom for UK tax purposes.

If you hold dollar preference shares, ADSs or debt securities in connection with the conduct of business or the performance of personal services in the United Kingdom, then you will not be entitled to benefits under the Treaty. Special rules, including a limitation of benefits provision, apply in limited circumstances to dollar preference shares, ADSs or debt securities owned by an investment or holding company. This section does not discuss the treatment of holders described in the preceding two sentences.

This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor. We have assumed that you are familiar with the tax rules applicable to investments in securities generally and with any special rules to which you may be subject. In particular, the discussion deals only with investors that will beneficially hold dollar preference shares, ADSs or debt securities as capital assets and does not address the tax treatment of investors that are subject to special rules, such as banks, insurance companies, dealers in securities or currencies, persons that control (directly or indirectly) 10 percent or more of our voting stock or who are otherwise connected with us for UK tax purposes, persons that elect mark-to-market treatment, persons that hold dollar preference shares, ADSs or debt securities as a position in a straddle, conversion transaction, synthetic security, or other integrated financial transaction, and persons whose functional currency is not the US dollar. The discussion is based on laws, treaties, judicial decisions and regulatory interpretations in effect on the date hereof, all of which are subject to change, possibly with retrospective effect.

This prospectus indicates that we may issue: undated debt securities; instruments which provide for payments at other than a fixed rate (including payments determined by reference to an index or formula); instruments which allow for the cancellation or deferral of our payment obligations at our option or under certain defined circumstances; instruments which provide for payments in a currency other than the currency in which such instruments are denominated; debt securities that are issued at a discount; debt securities that are redeemable prior to maturity; preference shares that are redeemable after a certain period; and instruments that are convertible into shares or securities. Unless expressly indicated otherwise, this section does not consider the tax consequences associated with an instrument that has any, or any combination of, these features and, accordingly, the general tax consequences described below may not be applicable to persons who hold an instrument that has any one or any combination of these features. Accordingly, the following discussion should be used for general information purposes only. You should consult your own tax advisor as to the tax consequences of holding any instrument issued under this prospectus. To the extent there is any inconsistency in the discussion of tax consequences to holders between this prospectus and the applicable prospectus supplement, holders should rely on the tax consequences described in the applicable prospectus supplement instead of this prospectus.

The statements regarding US and UK tax laws and administrative practices set forth below are based on the laws in force on the date of this prospectus. These laws and practices are subject to change without notice.

You should consult your own adviser as to the tax consequences of the purchase, ownership and disposition of dollar preference shares, ADSs or debt securities in light of your particular circumstances, including the effect of any state, local or other national laws.

For purposes of the Treaty and the US Internal Revenue Code of 1986, as amended (the “Code”), beneficial owners of ADSs will be treated as owners of the underlying shares. Deposits and withdrawals of shares in exchange for ADSs will not result in the realisation of gain or loss for US federal income tax purposes.

Taxation of Dollar Preference Shares, ADSs and Undated Debt Securities

Taxation of Dividends on Dollar Preference Shares and ADSs. If we pay dividends, you must include those dividends in your income when you receive them. The dividends will be treated as foreign source income. If you receive dividend payments denominated in pounds sterling, you should determine the amount of your dividend income by converting pounds sterling into US dollars at the exchange rate in effect on the date of your (or the depositary’s, in the case of ADSs) receipt of the dividend.

Subject to certain exceptions for short-term and hedged positions, the US dollar amount of dividends received by a non-corporate Eligible US Holder in respect of the dollar preference shares or ADSs before January 1, 2011 will be subject to US taxation at a maximum rate of 15% if the dividends are “qualified dividends.” The dividends generally will be qualified dividends if we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company for US federal income tax purposes (a “PFIC”). Based on our audited financial statements and relevant market data, we believe that we were not a PFIC with respect to our 2005 taxable year. In addition, based on our audited financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market data, we do not anticipate becoming a PFIC in our current taxable year or in the foreseeable future.

Taxation of Interest on Undated Debt Securities. For US federal income tax purposes, the undated debt securities will be treated as equity of the issuer, and payments of interest on the securities will be treated as dividends. In accordance with their treatment as dividends for US federal income tax purposes, payments of interest on the securities generally will be includible in your income on the date of receipt without regard to your method of tax accounting. You should determine the amount of your income by converting any interest payment not denominated in US Dollars into US dollars at the exchange rate in effect on the date you receive such payment.

The US dollar amount of interest payments received by a non-corporate Eligible US Holder in respect of undated debt securities before January 1, 2011 generally will be treated as qualified dividends that are subject to US taxation at a maximum rate of 15%, subject to the limitations and conditions to qualified dividend treatment discussed above under “—Taxation of Dividends on Dollar Preference Shares and ADSs.”

Capital Gains. You will not ordinarily be liable for UK taxation on any capital gain realised on the disposal (including redemption) of a dollar preference share or ADS unless you carry on a trade, profession or vocation in the United Kingdom through a UK branch or agency (if you are an individual) or a UK permanent establishment (if you are a company) and such dollar preference share or ADS is or has been used, or acquired, for the purposes of such trade, profession or vocation, or such branch or agency or permanent establishment.

Upon the sale or exchange of a dollar preference share, ADS or undated debt security, you will recognise capital gain or loss for US federal income tax purposes in an amount equal to the difference between the amount realised and your tax basis in that instrument. If you acquired a dollar preference share, ADS or undated debt security as part of a unit comprising more than one dollar preference share, ADS or undated debt security, your tax basis in each component of the unit will generally be determined by allocating the purchase price for the unit between those components based on their relative fair market values at the time you acquired the unit. Such gain or loss generally will be long-term capital gain or loss if you have held the dollar preference shares, ADSs or undated debt securities for more than one year at the time of disposition. The net amount of long-term capital gain realised by an individual holder generally is subject to taxation at reduced rates. A holder’s ability to offset capital losses against ordinary income is limited.

Our redemption of a dollar preference share will constitute a taxable transaction on which an Eligible US Holder generally will recognise capital gain or loss for US federal income tax purposes (assuming that such holder does not own, and is not deemed to own, any other equity interest in us). The amount of the gain or loss will be equal to the difference between (i) the total redemption price (excluding any amounts treated as dividends for US federal income tax purposes) and (ii) the tax basis of the dollar preference share or ADS redeemed. Eligible US Holders are advised to consult their own tax advisers as to the US federal income tax consequences of a redemption of dollar preference shares.

UK Stamp Taxes. In practice, no UK stamp duty should be payable on the transfer of an ADS or beneficial ownership of an ADS, provided that the ADS and any separate instrument of transfer or written agreement to transfer are executed and remain at all times outside the United Kingdom. No UK stamp duty reserve tax will be payable in respect of an agreement to transfer ADSs or beneficial ownership of ADSs.

UK stamp duty or stamp duty reserve tax will normally be payable on or in respect of respectively transfers of or agreements to transfer the dollar preference shares (not being ADSs), and accordingly if you acquire or intend to acquire dollar preference shares you are advised to consult your own professional advisers in relation to UK stamp duty and stamp duty reserve tax.

Whether any UK stamp duty or stamp duty reserve tax will be payable on the issue of dollar preference shares to the custodian or depositary will depend upon the terms relating to the particular series of shares; the prospectus supplement relating to any particular series of shares will summarise the applicable UK stamp duty and stamp duty reserve tax treatment of such an issue.

Taxation of the Debt Securities

US Tax Characterization of Dated Debt Securities. The characterization of dated debt securities for US federal income tax purposes will depend on the particular terms of those securities, and may not be entirely clear in all cases. The discussion of US federal income tax consequences in this section applies only to dated debt securities that are characterized as indebtedness (and not equity) for US federal income tax purposes. You should consult the applicable prospectus supplement and your own tax advisor regarding the characterization of a particular dated debt security for such purposes.

UK Taxation of Payments of Interest. References to “interest” in this section mean interest as understood in UK tax law. The statements do not take account of any different definitions of interest that may prevail under any other law or which may be created by the terms and conditions of the debt securities or any related documentation. If debt securities are issued with a redemption premium, then any such premium may constitute interest for UK tax purposes and so be treated in the manner described below.

Payments of interest on a debt security should be exempt from withholding or deduction for or on account of UK tax under the provisions of UK tax law relating to “quoted Eurobonds” provided that the debt securities are listed and continued to be listed on a “recognised stock exchange” within the meaning of section 841 of the Income and Corporation Taxes Act 1988. The New York Stock Exchange and the London Stock Exchange are currently recognised for these purposes. Accordingly, interest payments made on the debt securities, whether in global or definitive form, will be payable without withholding or deduction for or on account of UK income tax provided the debt securities are listed on a “recognised stock exchange”.

In other cases, and in particular if the debt security is not listed on a “recognised stock exchange”, interest would be paid after deduction of UK income tax at the rate of 20 per cent, although if you are an Eligible US Holder you should normally be eligible to recover in full any UK tax withheld from payments of interest to which you are beneficially entitled by making a claim under the Treaty. Alternatively, you may make such a claim in advance of a payment of interest whereupon HM Revenue & Customs (“HMRC”) may, if it accepts the claim, authorise subsequent payments to be made to you without withholding of UK income tax. Claims for repayment must be made within five years from the 31st January next following the UK year of assessment to which the income relates and must be accompanied by the original statement showing the amount of income tax deducted that would have been provided by us when the interest payment was made. A year of assessment runs from 6th April in one calendar year to 5th April in the following calendar year.

Payments of interest on a debt security will constitute UK source income for UK tax purposes and, as such, remain subject to UK income tax by direct assessment even if paid without deduction or withholding for or on account of any UK tax. However, interest with a UK source will not be chargeable to UK tax by direct assessment in the hands of an Eligible US Holder (other than certain trustees) unless that holder carries on a trade, profession or vocation in the United Kingdom through a UK branch or agency (in the case of an individual holder) or a UK permanent establishment (in the case of a corporate holder) in connection with which the interest is received or to which the debt security is attributable. Furthermore, there are exemptions for interest received through certain categories of UK agent (such as some brokers and investment managers).

US Taxation of Payments of Interest on Dated Debt Securities. You will be required to include payments of interest on a dated debt security as ordinary interest income at the time that such payments accrue or are received (in accordance with your method of tax accounting).

In the case of dated debt securities denominated in a currency other than US dollars, the amount of interest income you will be required to realise if you use the cash method of accounting for tax purposes will be the US dollar value of the foreign currency payment based on the exchange rate in effect on the date of receipt, regardless of whether you convert the payment into US dollars at that time.

If you use the accrual method of accounting, you generally must translate interest income at the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, you may elect to translate all interest income on foreign currency-denominated debt obligations at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that includes more than one taxable year) or on the date the interest payment is received if such date is within five days of the end of the accrual period. If you make such an election you must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting you will recognise foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Any such foreign currency gain or loss will be treated as ordinary income or loss and generally will not be treated as an adjustment to interest income received on the dated debt securities.

UK Taxation of Purchase, Sale and Retirement of Debt Securities. You will as an Eligible US Holder not be liable for UK taxation on capital gains realised on the sale or other disposal or redemption or conversion of such a debt security unless you carry on a trade, profession or vocation in the United Kingdom through a UK branch or agency (in the case of an individual holder) or a UK permanent establishment (in the case of a corporate holder) and such debt security is or has been used or acquired for the purpose of such trade, profession or vocation, or such branch or agency or permanent establishment.

Under the UK loan relationships legislation, certain corporate investors holding bonds (such as the debt securities) will be charged to tax as income on any accruing premium, discount or gain as well as accruing interest during the period of ownership to the extent such amounts are brought into account in accordance with generally accepted accounting practice (as that term is understood for UK tax purposes). If you are an individual you will not be taxed under these provisions and if you are a corporation which is an Eligible US Holder you will not be subject to this legislation unless you are carrying on a trade in the United Kingdom through a permanent establishment in the United Kingdom and you hold the bonds in connection with such trade or permanent establishment.

US Taxation of Purchase, Sale and Retirement of Dated Debt Securities. Your basis in a dated debt security for US federal income tax purposes generally will equal the cost of such debt security to you, increased by any amounts includible in income by you as original issue discount and reduced by any amortised premium and any payments other than qualified stated interest (as described below). In the case of a dated debt security denominated in a foreign currency, the cost of such debt security will be the US dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on the date of purchase.

In the case of a dated debt security that is denominated in a foreign currency and traded on an established securities market, a cash basis taxpayer (or an accrual basis taxpayer that makes a special election) will determine the US dollar value of the cost of such debt security by translating the amount paid at the exchange rate on the settlement date of the purchase. The amount of any subsequent adjustments to your tax basis in a dated debt security in respect of foreign currency-denominated original issue discount and premium will be determined in the manner described below for such adjustments. The conversion of US dollars to a foreign currency and the immediate use of that currency to purchase a dated debt security generally will not result in taxable gain or loss for an Eligible US Holder.

Upon the sale, exchange or retirement of a dated debt security, you generally will recognise gain or loss equal to the difference between the amount realised on the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and your tax basis in the debt security. If you receive foreign currency in respect of the sale, exchange or retirement of a dated debt security, the amount realised generally will be the US dollar value of the foreign currency received, calculated at the exchange rate in effect at the time of the sale, exchange or retirement. In the case of a dated debt security that is denominated in a foreign currency and is traded on an established securities market, if you are a cash basis taxpayer (or an accrual basis taxpayer that makes a special election) you will determine the US dollar value of the amount realised by translating such amount at the exchange rate on the settlement date of the sale, exchange or retirement.

If you are an accrual basis taxpayer the special election in respect of the purchase and sale of dated debt securities traded on an established securities market discussed in the two preceding paragraphs must be applied consistently to all debt instruments that you own from year to year and cannot be changed without the consent of the Internal Revenue Service.

Except as discussed below with respect to foreign currency gain or loss (and, in the case of secondary market purchasers, with respect to market discount), any gain or loss that you recognise on the sale, exchange or retirement of a dated debt security generally will be long-term capital gain or loss if you have held the debt security for more than one year at the time of disposition. If you are an individual holder, the net amount of long-term capital gain generally will be subject to taxation at reduced rates. Your ability to offset capital losses against ordinary income is limited.

Notwithstanding the foregoing, any gain or loss that you recognise on the sale, exchange or retirement of a dated debt security denominated in a foreign currency generally will be treated as ordinary income or loss to the extent that such gain or loss (“exchange gain or loss”) is attributable to changes in exchange rates during the period in which you held the debt security. Such gain or loss generally will not be treated as an adjustment to interest income on the debt security.

US Taxation of Original Issue Discount. If you own dated debt securities issued with original issue discount you generally will be subject to the special tax accounting rules provided for such obligations by the Code. Eligible US Holders of such debt securities should be aware that, as described in greater detail below, they generally must include original issue discount in ordinary gross income for United States federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

If we issue dated debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of full years to their maturity, the debt securities will have “original issue discount” equal to the difference between the issue price and their stated redemption price at maturity. Throughout the remainder of this discussion, we will refer to dated debt securities bearing original issue discount as “discount securities.” The “issue price” of the dated debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of the debt securities to underwriters, placement agents, wholesalers or similar persons). The stated redemption price at maturity of a discount security is the total of all payments to be made under the discount security other than “qualified stated interest”. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of a discount security at a single fixed rate of interest or based on certain indices.

In general, if you are the beneficial owner of a discount security having a maturity in excess of one year, whether you use the cash or the accrual method of tax accounting, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on a discount security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of a discount security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the final day or on the first day of an accrual period. If you are an initial holder, the amount of original issue discount on a discount security allocable to each accrual period is determined by:

(i)	multiplying the “adjusted issue price” (as defined below) of the debt security by a fraction, the numerator of which is the annual yield to maturity of the debt security and the denominator of which is the number of accrual periods in a year; and

(ii)	subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.

In the case of a discount security that is a floating rate debt security, both the “annual yield to maturity” and the “qualified stated interest” will be determined for these purposes as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. (Additional rules may apply if interest on a floating rate debt security is based on more than one interest index.) The “adjusted issue price” of a discount security at the beginning of any accrual period generally will be the sum of its issue price (including accrued interest, if any) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than qualified stated interest payments (if any) made with respect to such discount security in all prior accrual periods. For this purpose, all payments on a discount security (other than qualified stated interest) generally will be viewed first as payments of previously accrued original issue discount (to the extent thereof), with payments considered made for the earliest accrual periods first, and then as payments of principal. The “annual yield to maturity” of a dated debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in income in respect of a discount security denominated in US dollars will be lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

You may make an irrevocable election to apply the constant yield method described above to determine the timing of inclusion in income of your entire return on a discount security (i.e., the excess of all remaining payments to be received on the discount security, including payments of qualified stated interest, over the amount you paid for such discount security).

In the case of a discount security denominated in a foreign currency, you should determine the US dollar amount includible in income as original issue discount for each accrual period by:

(i)	calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above; and

(ii)	translating the foreign currency amount so derived at the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year).

Alternatively, you may translate the foreign currency amount so derived at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that includes more than one taxable year) provided that you have made the election described under “Payments of Interest” above. Because exchange rates may fluctuate, if you are the holder of a discount security denominated in a foreign currency you may recognise a different amount of original issue discount income in each accrual period than you would be required to recognise if you were the holder of a similar discount security denominated in US dollars. Also, as described above, exchange gain or loss will be recognised when the original issue discount is paid or when you dispose of the discount security.

If you purchase a discount security from a previous holder at a cost less than the remaining redemption amount (as defined below) of the debt security, you also generally will be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire the discount security at a price greater than its adjusted issue price, you may reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price. The “remaining redemption amount” for a discount security is the total of all future payments to be made on the debt security other than payments of qualified stated interest.

Certain of the discount securities may provide for redemption prior to their maturity date, either at our option or at the option of the holder. Discount securities containing such features may be subject to rules that differ from the general rules discussed above. Purchasers of discount securities with such features should carefully review the applicable prospectus supplement and should consult their own tax advisors with respect to such features since the tax treatment of such discount securities will depend on their particular terms.

UK Stamp Taxes in Relation to Debt Securities. The UK stamp duty and stamp duty reserve tax treatment of debt securities will depend upon their terms and conditions and upon the circumstances pertaining to their issue; the prospectus supplement relating to any particular series of debt securities will summarise the applicable UK stamp duty and stamp duty reserve tax treatment.

EU Savings Directive. Under European Council Directive 2003/48/EC on the taxation of savings income, Member States of the European Union are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria are required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories have agreed to adopt similar measures (some of which involve a withholding system.

Other Provision of Information. Persons in the United Kingdom (i) paying interest to or receiving interest on behalf of another person who is an individual or (ii) paying amounts due on redemption of any debt securities which constitute deeply discounted securities as defined in Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 to or receiving such amounts on behalf of another person who is an individual, may be required to provide certain information to HMRC regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries.

UK Inheritance Tax in Relation to Dollar Preference Shares, ADSs and Debt Securities

A dollar preference share, ADS or debt security held by an individual whose domicile is determined to be the United States for purposes of the United States-United Kingdom Double Taxation Convention relating to estate and gift taxes (the “Estate Tax Treaty”) and who is not for such purposes a national of the United Kingdom will not, provided any US federal estate or gift tax chargeable has been paid, be subject to UK inheritance tax on the individual’s death or on a lifetime transfer of the dollar preference share, ADS or debt security except in certain cases where the dollar preference share, ADS or debt security (i) is comprised in a settlement (unless, at the time of the settlement, the settlor was domiciled in the United States and was not a national of the United Kingdom), (ii) is part of the business property of a UK permanent establishment of an enterprise, or (iii) pertains to a UK fixed base of an individual used for the performance of independent personal services. In such cases, the Estate Tax Treaty generally provides a credit against US federal tax liability for the amount of any tax paid in the United Kingdom in a case where the dollar preference share, ADS or debt security is subject both to UK inheritance tax and to US federal estate or gift tax.

US Information Reporting and Backup Withholding

The paying agent will be required to file information returns with the IRS with respect to payments made to certain Eligible US Holders. In addition, dividends, interest and proceeds from the sale or other disposition of dollar preferred shares, ADSs or debt securities that are paid in the United States or through a US-related financial intermediary may be subject to information reporting and backup withholding unless the recipient is a corporation, other exempt recipient or a taxpayer that provides an identification number and certifies that no loss of exemption from backup withholding has occurred.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

We may sell the securities (i) through underwriters, (ii) through dealers, (iii) through agents or (iv) directly to purchasers. The prospectus supplement with respect to the securities being offered thereby will set forth the terms of the offering of such securities, including the names of any underwriters, dealers or agents involved in the sale of such securities, the principal amounts or number of securities, as the case may be, to be purchased by any such underwriters and any applicable commissions or discounts. The net proceeds to us will also be set forth in the prospectus supplement.

If underwriters are used in the sale, the securities being sold will be acquired by the underwriters for their own account and distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Unless otherwise set forth in the prospectus supplement with respect to the securities being offered thereby, the obligations of the underwriters to purchase such securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any of such securities are purchased. The initial public offering price of any securities and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If dealers are used in the sale, unless otherwise indicated in the prospectus supplement with respect to the securities being offered thereby, we will sell such securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices to be determined by such dealers at the time of resale.

Securities may also be sold through agents designated by us from time to time or directly by us. Any agent involved in the offering and sale of the securities in respect of which this prospectus is being delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement with respect to such securities. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents who participate in the distribution of the securities may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, HSBC in the ordinary course of business.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter, dealer or agent in connection with an offering of securities will represent and agree that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of securities to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State:

(a)	in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b)	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(c)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(d)	at any time in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Each underwriter, dealer or agent in connection with an offering of securities will represent and agree that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any securities in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any securities in, from or otherwise involving the United Kingdom.

HSBC Securities (USA) Inc., an affiliate of ours, may be a managing underwriter, underwriter, market-maker or agent in connection with any offer or sale of the securities. Each offering of the securities will be conducted in compliance with any applicable requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers Regulation, Inc. regarding the underwriting by HSBC Securities (USA) Inc. of the securities of an affiliate. In addition, HSBC Securities (USA) Inc. may use this prospectus in connection with offers and sales related to market-making activities. HSBC Securities (USA) Inc. may act as principal or agent in any of these transactions. These sales will be made at negotiated prices related to the prevailing market prices at the time of sale.

In compliance with NASD guidelines the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Market-Making Resales

This prospectus may be used by HSBC Securities (USA) Inc. in connection with offers and sales of the securities in market-making transactions. In a market-making transaction, HSBC Securities (USA) Inc. may resell a security it acquires from other holders, after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, HSBC Securities (USA) Inc. may act as principal, or agent, including as agent for the counterparty in a transaction in which HSBC Securities (USA) Inc. acts as principal, or as agent for both counterparties in a transaction in which HSBC Securities (USA) Inc. does not act as principal. HSBC Securities (USA) Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of HSBC Holdings plc may also engage in transactions of this kind and may use this prospectus for this purpose.

The aggregate initial offering price specified on the cover of the accompanying prospectus supplement relates to the initial offering of the securities described in the prospectus supplement. This amount does not include securities sold in market-making transactions. The latter include securities to be issued after the date of this prospectus, as well as securities previously issued.

HSBC Holdings plc does not expect to receive any proceeds from market-making transactions. HSBC Holdings plc does not expect that HSBC Securities (USA) Inc. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales HSBC Holdings plc.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless we or any agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

Matters Relating to Initial Offering and Market-Making Resales

Each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may choose not to list a particular series of securities on a securities exchange or quotation system. We have been advised by HSBC Securities (USA) Inc. that it intends to make a market in the securities, and any underwriters to whom we sell securities for public offering or broker-dealers may also make a market in those securities. However, neither HSBC Securities (USA) Inc. nor any underwriter or broker-dealer that makes a market is obligated to do so, and any of them may stop doing so at any time without notice. We cannot give any assurance as to the liquidity of the trading market for the securities.

Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

In this prospectus or any accompanying prospectus supplement, the terms “this offering” means the initial offering of securities made in connection with their original issuance. This term does not refer to any subsequent resales of securities in market-making transactions.

LEGAL OPINIONS

Certain legal matters in connection with the securities to be offered hereby will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, London, England, our US counsel and our English solicitors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements as at December 31, 2005 and December 31, 2004 and for each of the years ended December 31, 2005 and 2004 appearing in our annual report on Form 20-F for the year ended December 31, 2005 have been incorporated by reference herein in reliance on the report of KPMG Audit Plc, independent registered public accounting firm and upon the authority of said firm as experts in accounting and auditing.

No dealer, salesperson or any other person has been authorised to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorised by HSBC Holdings or any of the underwriters. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstance create an implication that there has been no change in the affairs of HSBC Holdings since the date hereof. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorised or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

THE ISSUER

HSBC Holdings plc

8 Canada Square

London E14 5HQ

United Kingdom

REGISTRAR AND PAYING AGENT

HSBC Bank USA, N.A.

452 Fifth Avenue

New York, NY 10018

LEGAL ADVISORS

To HSBC Holdings plc as to US and English law:	To the underwriters as to US and English law:
Cleary Gottlieb Steen & Hamilton LLP	Shearman & Sterling (London) LLP
City Place House	Broadgate West
55 Basinghall Street	9 Appold Street
London EC2V 5EH	London EC2A 2AP
United Kingdom	United Kingdom

$    00,000,000

HSBC HOLDINGS PLC

        % Subordinated Notes Due 2038

Preliminary Prospectus Supplement

HSBC

Prospectus Supplement dated May    , 2008